Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
AMONG
DOMUS HOLDINGS CORP.,
DOMUS ACQUISITION CORP.,
AND
REALOGY CORPORATION
Dated as of December 15, 2006

i

Glossary of Defined Terms

Defined Terms	Defined in
409A Authorities	SECTION 3.09(k)
6.15% Notes	SECTION 8.11(a)
6.50% Notes	SECTION 8.11(b)
Acceptability Letters	SECTION 3.23
Acceptable Confidentiality Agreement	SECTION 8.11(c)
Acquisition Proposal	SECTION 5.02(i)
Action	SECTION 5.07(a)
Affiliate	SECTION 8.11(d)
Agreement	Preamble
AJCA	SECTION 3.09(k)
Alternative Acquisition Agreement	SECTION 5.02(e)(i)
Associate	SECTION 8.11(d)
beneficial ownership	SECTION 8.11(e)
Breakup Fee	SECTION 7.03(c)
Business Day	SECTION 8.11(f)
Bylaws	SECTION 8.11(g)
Certificate of Incorporation	SECTION 8.11(h)
Certificate of Merger	SECTION 1.02
Change of Board Recommendation	SECTION 5.02(e)
Closing	SECTION 1.02
Closing Date	SECTION 1.02
Code	SECTION 1.08
Company	Preamble
Company Board Recommendation	SECTION 3.03(b)
Company Fairness Opinion	SECTION 3.19
Company Financial Advisor	SECTION 3.08
Company Intellectual Property	SECTION 3.15
Company Joint Venture	SECTION 8.11(i)
Company Owned Intellectual Property	SECTION 3.15
Company SEC Reports	SECTION 8.11(j)
Company Securities	SECTION 3.02(a)
Confidentiality Agreement	SECTION 8.11(k)
Controlled Group Liability	SECTION 8.11(l)
Corporation Law	Recitals
Current Employees	SECTION 5.08(b)
Debt Financing	SECTION 4.05
Debt Financing Commitments	SECTION 4.05
Debt Tender Offer	SECTION 5.12(a)
Deferred Unit Account	SECTION 2.04(c)
Delaware Secretary	SECTION 1.02
Disclosure Letter	ARTICLE III
Dissenting Shares	SECTION 2.01
Effective Time	SECTION 1.02

Defined Terms	Defined in
Environment	SECTION 3.14(c)(i)
Environmental Claim	SECTION 3.14(c)(ii)
Environmental Law	SECTION 3.14(c)(iii)
Environmental Permits	SECTION 3.14(a)(i)
Equity Financing	SECTION 4.05
Equity Financing Commitments	SECTION 4.05
ERISA	SECTION 8.11(z)
ERISA Affiliate	SECTION 3.09(c)
ESPP	SECTION 2.04(d)
Exchange Act	SECTION 3.04(b)
Excluded Party	SECTION 5.02(b)
Excluded Shares	SECTION 1.06
Exempted Superiort Proposal	SECTION 5.02(e)
Expenses	SECTION 7.03(f)
Financing	SECTION 4.05
Financing Commitments	SECTION 4.05
Floating Rate Notes	SECTION 8.11(m)
Foreign Antitrust Laws	SECTION 3.04(b)
Former Parent	SECTION 8.11(aa)
Franchisees	SECTION 3.24
FTC Act	SECTION 3.25
GAAP	SECTION 8.11(n)
Governmental Entity	SECTION 3.04(b)
Guarantee	Recitals
Guarantor	Recitals
Hazardous Materials	SECTION 3.14(c)(iv)
hereby	SECTION 8.11(o)
herein	SECTION 8.11(o)
hereinafter	SECTION 8.11(o)
HSR Act	SECTION 3.04(b)
including	SECTION 8.11(p)
Indemnified Persons	SECTION 5.07(a)
Indenture	SECTION 5.12(a)
Initiation Date	SECTION 5.11(b)
Insurance Amount	SECTION 5.07(b)
Insurance Approvals	SECTION 8.11(q)
Insurance Authorities	SECTION 8.11(r)
Insurance Department	SECTION 5.06(c)
Insurance Laws	SECTION 8.11(s)
Intellectual Property Rights	SECTION 3.15
knowledge	SECTION 8.11(t)
Laws	SECTION 3.13
Lender Parties	SECTION 4.05
Liens	SECTION 8.11(u)
Majority of the Parties	SECTION 8.11(v)
Marketing Period	SECTION 5.11(b)

v

Defined Terms	Defined in
Material Adverse Effect	SECTION 8.11(w)
Material Contract	SECTION 3.17(a)
Merger	SECTION 1.01
Merger Consideration	SECTION 1.06
Merger Sub	Preamble
Nonqualified Deferred Compensation Plan	SECTION 3.09(k)
Notes	SECTION 5.12(a)
Notice Period	SECTION 5.02(e)(i)
Offering Circulars	SECTION 3.25
Option	SECTION 2.04(a)
Option Plan	SECTION 2.04(a)
Original Proposal	SECTION 5.02(e)
Other Filings	SECTION 3.07
Outside Date	SECTION 7.01(c)
Owned Real Property	SECTION 3.16(a)
Parent	Preamble
Parent Breakup Fee	SECTION 7.03(e)
Parent Disclosure Letter	ARTICLE IV
Parent Parties	SECTION 7.04
Paying Agent	SECTION 2.02(a)
Payment Fund	SECTION 2.02(a)
PBGC	SECTION 3.09(d)
Permits	SECTION 3.13
Permitted Liens	SECTION 8.11(x)
Person	SECTION 8.11(y)
Plan	SECTION 8.11(z)
Predecessor Company	SECTION 8.11(aa)
Preferred Shares	SECTION 3.02(a)
Proxy Statement	SECTION 3.07
Real Property Leases	SECTION 3.16(b)
Related Party Transaction	SECTION 3.17(a)(xvi)
Release	SECTION 3.14(c)(v)
Representatives	SECTION 8.11(bb)
Required Spinoff Approvals	SECTION 3.23
Requisite Stockholder Vote	SECTION 3.20
Revised Parent Proposal	SECTION 5.02(e)
Rights Agreement	SECTION 3.22
RSUs	SECTION 2.04(b)
SAR	SECTION 2.04(a)
Sarbanes-Oxley Act	SECTION 3.05(a)
SEC	SECTION 3.05(a)
Securities Act	SECTION 3.05(a)
Separation Agreement	SECTION 8.11(ff)
Share	SECTION 1.06
Shares	SECTION 1.06
Solicitation Period End-Date	SECTION 8.11(cc)

Defined Terms	Defined in
Solvent	SECTION 8.11(dd)
Special Committee	SECTION 8.11(ee)
Special Meeting	SECTION 5.04
Spin-Off Documents	SECTION 8.11(ff)
Subfranchisors	SECTION 3.24
Subsidiary	SECTION 8.11(gg)
Subsidiary Securities	SECTION 3.02(b)
Superior Proposal	SECTION 5.02(i)
Superior Transaction Fee	SECTION 7.03(d)
Surviving Corporation	SECTION 1.01
Takeover Laws	SECTION 3.03(b)
Tax	SECTION 3.12(o)
Tax Opinion	SECTION 8.11(hh)
Tax Sharing Agreement	SECTION 8.11(ff)
Transition Services Agreement	SECTION 8.11(ii)
Trustee	SECTION 5.12(a)

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 15, 2006, by and among Domus Holdings Corp., a Delaware corporation (“Parent”), Domus Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Realogy Corporation, a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has unanimously (with three members abstaining) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company;
     WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has unanimously (with three members abstaining) adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt the “agreement of merger” (as such term is used in Section 251 of the Delaware General Corporation Law (the “Corporation Law”) contained in this Agreement and approve the transactions contemplated hereby, including the Merger;
     WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the Corporation Law, upon the terms and subject to the conditions set forth herein;
     WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, Apollo Management VI, L.P., on behalf of affiliated investment funds (the “Guarantor”) has provided a guarantee (the “Guarantee”) in favor of the Company, in the form set forth on Section 4.06 of the Parent Disclosure Letter, with respect to the performance by Parent and Merger Sub, respectively, of their obligations under this Agreement;
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and
     WHEREAS, certain terms are used in this Agreement as defined subsequently in this Agreement (including Section 8.11);
     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
THE MERGER
     SECTION 1.01. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Corporation Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.
     SECTION 1.02. Consummation of the Merger. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the third Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the date of the Closing, the “Closing Date”) set forth in Article VI, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI as of any date, the parties shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI as of the date determined pursuant to this proviso). Subject to the terms and conditions hereof, Merger Sub and the Company shall cause the Merger to be consummated on the Closing Date by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary”), on or prior to the Closing Date, a duly executed and verified certificate of merger (the “Certificate of Merger”), as required by the Corporation Law, and shall take all such further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”
     SECTION 1.03. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.
     SECTION 1.04. Certificate of Incorporation and Bylaws. The Certificate of Incorporation shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article I thereof shall be amended to properly reflect the name of the Surviving Corporation. Such certificate of incorporation, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as permitted by Law and such certificate of incorporation. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms of the bylaws of the Surviving Corporation, the certificate of incorporation of the Surviving Corporation and as permitted by Law.

     SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the certificate of incorporation and bylaws of the Surviving Corporation.
     SECTION 1.06. Conversion of Shares. Each share of common stock of the Company, par value $0.01 per share (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than (x) Shares owned by Parent, Merger Sub or any Subsidiary of Parent or held in the treasury of the Company (collectively, the “Excluded Shares”), all of which, at the Effective Time, shall be cancelled without any consideration being exchanged therefor, (y) Shares owned by any direct or indirect wholly owned Subsidiary of the Company, which shall remain outstanding except that the number of such Shares owned by such Subsidiaries shall be adjusted in the Merger to maintain relative ownership percentages, and (z) Dissenting Shares and Shares as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which Shares shall be treated as so agreed) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 1.08) equal to $30.00, without interest (the “Merger Consideration”), upon the surrender of such Shares as provided in Section 2.02. At the Effective Time all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the names of the former registered holders shall be removed from the registry of holders of such shares and, subject to Section 2.01, each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, as provided herein.
     SECTION 1.07. Conversion of Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.
     SECTION 1.08. Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Options, SARs, RSUs, and units held in Deferred Unit Accounts pursuant to the Merger or this Agreement, any stock transfer Taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the applicable governmental authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Options, SARs, RSUs and units held in Deferred Unit Accounts in respect of which such deduction and withholding was made.
     SECTION 1.09. Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.
ARTICLE II
DISSENTING SHARES; PAYMENT FOR SHARES;
TREATMENT OF EQUITY-BASED AWARDS
     SECTION 2.01. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising and perfecting appraisal rights available under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law. Dissenting Shares shall be treated in accordance with Section 262 of the Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt written notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.
     SECTION 2.02. Payment for Shares. (a) At or immediately following the Effective Time, Parent will deposit or cause to be deposited with a bank or trust company designated by Parent (and reasonably acceptable to the Company) (the “Paying Agent”) cash in amounts and at times necessary to make the payments due pursuant to Section 1.06 to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). As directed by Parent, the Payment Fund shall be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof, for the benefit of the Surviving

Corporation. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 1.06, except as provided in this Agreement.
          (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder of a Share, as of the Effective Time which immediately prior to the Effective Time represented Shares (other than Excluded Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and instructions for use in effecting the surrender of a Share and receiving payment therefor. Following surrender to the Paying Agent of such letter of transmittal duly executed, the holder of such Share shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax as specified in Section 1.08) equal to the product of the number of Shares represented by such letter of transmittal multiplied by the Merger Consideration, and such Shares shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Shares. If payment is to be made to a Person other than the Person in whose name the Share surrendered is registered, it shall be a condition of payment that the letter of transmittal be in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Share surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, each Share shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash, without any interest thereon.
          (c) At the option of the Surviving Corporation, any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with this Section 2.02 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Shares shall not have been surrendered as of a date immediately prior to such time that unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
     SECTION 2.03. Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Shares are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

     SECTION 2.04. Treatment of Equity-Based Awards and Deferred Compensation. (a) The Company shall provide that, immediately prior to the Effective Time, each option (including options to purchase Shares issued by the Company in connection with the spin-off of the Company from Cendant Corporation ) to purchase Shares (an “Option”) and each stock appreciation right (a “SAR”) granted under the 2006 Equity and Incentive Plan (the “Option Plan”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested), except for Options and SARs as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which Options and SARs shall be treated as so agreed, shall be cancelled, and the holder thereof shall receive at the Effective Time from the Company, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Option or SAR and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option or SAR, less any required withholding Taxes.
          (b) At the Effective Time, each restricted stock unit granted under the Option Plan (collectively, the “RSUs”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, except for RSUs as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which RSUs shall be treated as so agreed, shall cease to represent a right or award with respect to Shares and shall be cancelled and of no further force and effect, and the holder thereof shall receive at the Effective Time, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such RSU and (B) the Merger Consideration, less any required withholding Taxes.
          (c) At the Effective Time, all deferred amounts held in the unit accounts denominated in Shares under the Officer Deferred Compensation Plan and the Non-Employee Directors Deferred Compensation Plan (each, a “Deferred Unit Account”), except for deferred amounts as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which deferred amounts shall be treated as so agreed, shall be converted into an obligation to pay cash with a value equal to the product of (i) the Merger Consideration and (ii) the number of Shares deemed held in such Deferred Unit Account. Such obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to the Deferred Unit Account, less any required withholding Taxes.
          (d) The Company shall take all action as is necessary to cause the Company’s Employee Stock Purchase Plan (the “ESPP”) to be suspended effective as of a date not later than the end of the calendar month of the date of this Agreement, such that the “offering period” in effect as of the date of this Agreement will be the final offering period under the ESPP, and, as of the Effective Time and subject to the consummation of the transactions contemplated by this Agreement, the Company shall terminate the ESPP.
          (e) The Board of Directors of the Company (or the appropriate committee thereof) shall, and such Board of Directors (or committee thereof) shall cause the Company to, take any actions necessary to effectuate the foregoing provisions of this Section 2.04, including amending the plans under which such awards or rights are granted; it being understood that the intention of the parties is that following the Effective Time no holder of an

Option, SAR, RSU or units in Deferred Unit Accounts or any participant in any Plan, including the ESPP, or other employee benefit arrangement of the Company shall have any right thereunder to acquire (or receive amounts measured by reference to) any capital stock (including any “phantom” stock or stock appreciation rights) of the Company, any Subsidiary or the Surviving Corporation. Prior to the Effective Time (and to the extent requested by Parent, at the time that the amounts provided by this Section 2.04 are paid to the holders of the Options, SARs, RSUs and units in Deferred Unit Accounts), the Company shall deliver to the holders of the Options, SARs, RSUs and units in Deferred Unit Accounts appropriate notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.
     SECTION 2.05. Further Actions. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, there shall have been declared, made or paid any dividend or distribution on the Shares or the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration shall be appropriately adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 2.05; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
     Except as disclosed in the section of the disclosure letter dated the date of this Agreement and delivered by the Company to Parent with respect to this Agreement prior to the date of this Agreement (the “Disclosure Letter”) that specifically relates to, or is reasonably apparent on its face to relate to, such Section of Article III below, the Company represents and warrants to each of Parent and Merger Sub as follows:
     SECTION 3.01. Organization and Qualification. The Company and each of its Significant Subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X) is a duly organized and validly existing corporation or other legal entity in good standing under the Laws of its jurisdiction of incorporation or organization, with all corporate or similar power and authority to own its properties and conduct its business as currently conducted. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Significant Subsidiaries. Other than the Subsidiaries set forth in Section 3.01 of the Disclosure

Letter, neither the Company nor any of its Significant Subsidiaries, directly or indirectly, owns any interest in any Person (other than (i) interests in Subsidiaries that are not Significant Subsidiaries; or (ii) interests in other Persons that are immaterial, in each case, having a value not in excess of $250,000).
     SECTION 3.02. Capitalization. (a) The authorized capital stock of the Company consists of (A) 750,000,000 Shares, and (B) 7,500,000 shares of preferred stock of the Company, par value $0.01 per share (the “Preferred Shares”), 750,000 of which have been designated as Series A Junior Participating Preferred Stock. As of the close of business on the day immediately preceding the date of this Agreement, 214,556,169 Shares and no Preferred Shares, were issued and outstanding; and 811,966 Shares, and no Preferred Shares, were held in the Company’s treasury. Also as of such date, there were (i) Options to purchase 27,911,892 Shares and no Preferred Shares; 2,472,824 Shares and no Preferred Shares covering RSUs; 1,108,343 Shares and no Preferred Shares covering SARs; and 114,411 Shares and no Preferred Shares covering Deferred Unit Accounts; and (ii) 38,897,395 Shares and no Preferred Shares (plus all Shares in the Company treasury) were reserved for issuance under the Company’s 2006 Equity and Incentive Plan, and 250,000 Shares and no Preferred Shares were reserved for issuance under each of the Company’s Employee Stock Purchase Plan and Employee Savings Plan. Since such date, the Company has not issued any Shares or Preferred Shares other than the issuance of Shares upon the exercise of Options outstanding on such date, has not granted any options, restricted stock or RSUs, warrants or rights or entered into any other agreements or commitments to issue any Shares, Preferred Shares or derivatives of Shares, and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.02(a) of the Disclosure Letter contains a true, correct and complete list, as of December 13, 2006, of each Option, SAR, RSU, unit held in Deferred Unit Accounts, and other equity-based award outstanding, including the number of Shares issuable thereunder or to which such award pertains, the expiration date and exercise or conversion price, if applicable, related thereto and, if applicable, the Plan pursuant to which each such Option, SAR, RSU, Restricted Share unit in Deferred Unit Accounts or other equity-based award was granted. Except for the Options, SARs, RSUs and units held in Deferred Unit Accounts, in each case as set forth in Section 3.02(a) of the Disclosure Letter, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company; (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company; (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”); or (iv) obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares or Preferred Shares. Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights (other than as set forth in Section 3.02(a) of the Disclosure Letter), phantom stock, performance based rights or similar rights or obligations. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. No Shares are represented by certificates and no holder of Shares has the right to request that any Shares be represented by certificates.
          (b) The Company or one or more of its Subsidiaries is the record and beneficial owner of all the equity interests of each Significant Subsidiary of the Company, free and clear of any Lien, including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests (other than any such restrictions as may be deemed to be imposed by generally applicable federal or state securities laws), and the capital structure (including ownership) of each of the Company’s Significant Subsidiaries is set forth in Section 3.02(b) of the Disclosure Letter. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of the Company; (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Significant Subsidiary of the Company; (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Significant Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”); or (iv) obligations of the Company or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Significant Subsidiary of the Company. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Significant Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Significant Subsidiaries is a party with respect to the voting of capital stock of any Significant Subsidiary of the Company.
          (c) Section 3.02(c) of the Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each Company Joint Venture (other than immaterial Company Joint Ventures).
     SECTION 3.03. Authority for this Agreement; Board Action. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the Requisite Stockholder Vote, prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (b) The Company’s Board of Directors (at a meeting or meetings duly called and held, and acting upon the unanimous recommendation of the Special Committee) has unanimously (with three members abstaining) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company; (ii) approved this Agreement and the transactions contemplated hereby, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement; (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend the approval and adoption of this Agreement (including the agreement of merger contained herein) and the transactions contemplated hereby, including the Merger, by the stockholders of the Company (including the recommendation of the Special Committee, the “Company Board Recommendation”); (iv) irrevocably taken all necessary steps to render Section 203 of the Corporation Law inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby, including the Merger; and (v) irrevocably resolved to elect, to the extent permitted by Law, for the Company not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.
     SECTION 3.04. Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or the respective certificates of incorporation or bylaws or other similar governing documents of any Subsidiary of the Company; (ii) assuming all consents, approvals and authorizations contemplated by clause (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law; (iii) except as set forth on Section 3.04(a)(iii) of the Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound (other than under a Plan); (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except, in case of clauses (ii), (iii), (iv) and (v), as would not be and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Merger, by the Company do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or applicable foreign antitrust, competition or investment Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) the filing of the Certificate of Merger with the Delaware Secretary, (iv) any Insurance Approvals and (v) any such consent, approval, authorization, permit, filing or notification the failure of which to make or obtain (A) would not prevent or materially delay the Company’s performance of its obligations under this Agreement or (B) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, the Company is not aware of any fact, event or circumstance specifically relating to the Company or any of its Subsidiaries or Affiliates that could reasonably be expected to prevent or materially delay the receipt of any consent, approval, authorization or permit of any Governmental Entity required pursuant to Article VI to consummate the transactions contemplated by this Agreement.
     SECTION 3.05. Reports; Financial Statements. (a) The Company has timely filed or furnished all forms, reports, statements, certifications and other documents required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”), all of which have complied, as to form, as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. The Company has made available to Parent true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the knowledge of the Company none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

          (b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports, as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP applied on a consistent basis and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that are not expected to be material in amount or effect). All of the Company’s Subsidiaries are consolidated for accounting purposes.
          (c) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
          (d) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of federal or state securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.
          (e) Except as expressly disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise (including as may be owing under indemnity or contribution arrangements), whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, other than such liabilities (i) as and to the extent reflected or reserved against on the consolidated balance sheet of the Company dated as of September 30, 2006 (including the notes thereto) included in the Company SEC Reports, or (ii) that have been incurred in the ordinary course of business consistent with past practice since September 30, 2006.
     SECTION 3.06. Absence of Certain Changes .. (a) Except as expressly set forth in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.06(a) of the Disclosure Letter, since September 30, 2006, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice and neither the Company nor any of its Subsidiaries has as of the date of this Agreement (i) taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 5.01(c), (d)(i), (e), (f), (g), (i), (j), (k) ,(n), (o)(ii), (p), or (aa) or (ii) agreed or committed to do any of the foregoing.
          (b) Since September 30, 2006, except as expressly set forth in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries have not suffered any Material Adverse Effect, and there has not been any change, condition, event or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     SECTION 3.07. Proxy Statement; Other Filings. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed and at the time of the Special Meeting, and any other document to be filed by the Company with the SEC in connection with the Merger (the “Other Filings”), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent or Merger Sub or any Affiliate of Parent or Merger Sub specifically for inclusion therein. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.
     SECTION 3.08. Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Evercore Group L.L.C. (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company. A true and correct copy of the engagement letter with the Company Financial Advisor in connection with the transactions contemplated hereby has been delivered to Parent and has not been subsequently, modified, waived, supplemented or amended.
     SECTION 3.09. Employee Matters. (a) Section 3.09(a) of the Disclosure Letter contains a true, correct and complete list of all Plans and indicates those Plans that are subject to the Laws of any jurisdiction outside the United States (excluding any such non-United States plans that are statutory plans). Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each material Plan: (i) the plan document or agreement or, with respect to any Plan (or an amendment thereof) that is not in writing, a written description of the material terms thereof; (ii) the trust agreement, insurance contract or other documentation of any related funding arrangement; (iii) the summary plan description; (iv) the two most recent annual reports, actuarial reports and/or financial reports; (v) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; (vi) any material communication to or from any Governmental Entity or to or from any Plan participant; (vii) all material amendments or material modifications to any such documents; (viii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code; and (ix) any comparable documents with respect to Plans subject to any foreign Laws that are required to be prepared or filed under the applicable Laws of such foreign jurisdiction.
          (b) With respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all material amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries which are not yet due have been properly recorded on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company, (ii) all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date of this Agreement, have been timely made or paid in full, (iii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service or is a successor plan or spin-off plan from a Cendant employee benefit plan that has received a favorable determination letter from the Internal Revenue Service (or an application for a determination letter from the Internal Revenue Service has been requested and pending, and, to the Company’s knowledge, nothing has occurred and no circumstance exists that has or would reasonably be expected to cause the Internal Revenue Service to not issue a favorable determination letter) with respect to such qualification and covering all Tax Law changes up to and including the Economic Growth and Tax Relief Reconciliation Act of 2001, and, to the Company’s knowledge, nothing has occurred since the date of such letter that has or would reasonably be expected to adversely affect such qualification, (iv) with respect to any Plan maintained outside the United States, all applicable foreign qualifications or registration requirements have been satisfied, except where any failure to comply would not result in any material liability to the Company or its Subsidiaries, (v) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan, any fiduciaries of such Plan with respect to their duties to any Plan, or against the assets of such Plan or any trust maintained in connection with such Plan and (vi) such Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, including ERISA and the Code. There is not now, and to the knowledge of the Company there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as defined below) under ERISA or the Code, or similar Laws of foreign jurisdictions.

          (c) Neither the Company nor its Subsidiaries nor any trade or business, whether or not incorporated (an “ERISA Affiliate”), that, together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA, (i) maintains or contributes to, or has maintained or contributed to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (y) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code or (ii) has incurred or reasonably expects to incur any material liability pursuant to Title I or Title IV of ERISA (including any Controlled Group Liability) or any foreign Law or regulation relating to employee benefit plans, whether contingent or otherwise.
          (d) With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; and (iv) the PBGC has not instituted proceedings to terminate any such Plan and, to the Company’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.
          (e) With respect to each Plan that is a “multiemployer plan,” no complete or partial withdrawal from such Plan has been made by the Company or any Subsidiary, or by any other Person, that could result in any material liability to the Company or any Subsidiary, whether such liability is contingent or otherwise, and if the Company or any Subsidiary were to withdraw from any such Plan, such withdrawal would not result in any material liability to the Company or any Subsidiary.
          (f) With respect to each Plan that is a “multiple employer” plan, (i) the Company has performed all of its respective obligations under such Plan and (ii) the Company does not have, and no event has occurred or circumstances exist that could result in, any liability other than liability limited to the participation of any Company employee or former Company employee in the ordinary course. Section 3.09(f) of the Disclosure Letter identifies each Plan that is a “multiple employer” plan and indicates the date upon which employees of the Company and former employees of the Company will no longer be eligible to participate in such Plan.
          (g) No Plan is under audit or, to the knowledge of the Company, is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor, to the knowledge of the Company, is any such audit or investigation pending or, to the Company’s knowledge, threatened. With respect to each Plan for which financial statements are required by ERISA, there has been no material adverse change in the financial status of such Plan since the date of the most recent such statements provided to Parent by the Company.

          (h) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code. No plan provides for a “gross up” or similar payments in respect of any Taxes that may become payable under Section 409A or Section 4999(a) of the Code.
          (i) Neither the Company nor any of its Subsidiaries has any material liability with respect to an obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law. Except as would not result in material liability to the Company or any of its Subsidiaries, there has been no written communication to employees of the Company or its Subsidiaries that promises or guarantees such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis. Each Plan can be amended or terminated at any time in accordance with the terms of such plan. No Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
          (j) Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or any of its Subsidiaries, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Plans) is to the knowledge of the Company properly so characterized.
          (k) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1 (clauses (A) and (B), together, the “409A Authorities”). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith, reasonable interpretation of the AJCA and the 409A Authorities.
     SECTION 3.10. Employees. (a) Except as expressly disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any labor union contract. To the knowledge of the Company, (i) the employees of the Company and its Subsidiaries are not represented by a work’s council or a labor organization, and (iii) there are no activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor strike, walkout, work stoppage, slowdown, governmental investigation or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, walkout, slowdown, governmental investigation or lockout has occurred with respect to the Company or the Predecessor Company since December 31, 2003.
          (b) Neither the Company, any of its Subsidiaries nor the Predecessor Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices.
          (c) Except as would not be reasonably expected to result in any material liability to the Company or any of its Subsidiaries, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations.
          (d) Neither the Company nor any of its Subsidiaries has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act or any state or local Laws regarding the termination or layoff of employees.
     SECTION 3.11. Litigation. Except as may be expressly disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the Company, threatened against (or for which the Company has assumed liability pursuant to the Separation Agreement or otherwise) the Company, any of its Subsidiaries or the Predecessor Company, or any properties or assets of the Company, any Subsidiaries of the Company or the Predecessor Company, including by way of indemnity or contribution, other than any such claim, action, suit, proceeding, arbitration, mediation or governmental investigation that (i) does not involve an amount in controversy in excess of $3,000,000, (ii) does not seek material injunctive relief and (iii) if resolved in accordance with plaintiff’s demands, would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any material outstanding order, writ, injunction or decree. To the knowledge of the Company, no officer or director of the Company or its Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries, except for such non-governmental actions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no SEC legal actions, audits, inquiries or investigations, other governmental actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or the Predecessor Company or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries or the Predecessor Company.
     SECTION 3.12. Tax Matters. Except as may be expressly disclosed in the Company SEC Reports filed prior to the date of this Agreement:
          (a) The Company and each of its Subsidiaries have timely filed (or there has been filed on its behalf) all material returns and reports relating to Taxes required to be filed by applicable Law with respect to the Company and each of its Subsidiaries or any of their income, properties or operations as of the date of this Agreement. All such returns are true, correct and complete in all material respects and accurately set forth all items required to be reflected or included in such returns by applicable federal, state, local or foreign Tax Laws, rules or regulations. The Company and each of its Subsidiaries have timely paid all material Taxes attributable to the Company or any of its Subsidiaries that were due and payable without regard to whether such Taxes have been assessed or have been shown on such Tax returns. The Company has made available to Parent true, correct and complete copies of all material income Tax returns, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries, as well as for Former Parent relating to the Predecessor Company, and any correspondence with any Taxing authority relating thereto, for the taxable years ending 1997 through 2005.
          (b) The Company and each of its Subsidiaries have made adequate provisions in accordance with GAAP, consistently applied, in the consolidated financial statements included in the Company SEC Reports for the payment of all material Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.
          (c) All federal income Tax returns and all material state, local and foreign Tax returns of the Company and each of its Subsidiaries have been audited and settled, or are closed to assessment, for all years through 1997. There is no claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any alleged material deficiency in Taxes, and neither the Company nor any of its Subsidiaries has been informed in writing of the commencement of any audit or investigation with respect to any material liability of the Company or any of its Subsidiaries for Taxes. No issue has been raised in writing in any prior examination or audit that was not resolved favorably and that, by application of similar principles, reasonably can be expected to result in the assertion of a material deficiency for any other Tax period not so examined or audited and for which the statute of limitations (taking into account extensions) has not expired. There are no agreements in effect to extend the period of limitations for the assessment or collection of any material amount of Tax for which the Company or any of its Subsidiaries may be liable.
          (d) Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, shareholders and any other applicable Person (and timely paid to the appropriate Tax authority)

proper and accurate amounts for all periods through the date of this Agreement in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including income, social security, and employment Tax withholding for all types of compensation).
          (e)  Except pursuant to the Tax Sharing Agreement and the Separation Agreement, there is no material obligation of the Company or any of its Subsidiaries to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company or its Subsidiaries, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.
          (f) In the six years immediately preceding the date of this Agreement, no claim for any material amount of Taxes that remains unresolved has been made by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax returns that the Company or such Subsidiary (as relevant) is or may be subject to taxation by that jurisdiction.
          (g) The Company is not a United States real property holding corporation within the meaning of Section 897 of the Code.
          (h) Neither the Company nor any of its Subsidiaries has engaged in a transaction which is listed, or otherwise reportable, within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder.
          (i) Neither the Company nor any of its Subsidiaries has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law.
          (j) The Company and each of its Subsidiaries has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
          (k) Neither the Company nor any of its Subsidiaries has agreed or is required or has requested to make any material adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local Law by reason of a change in accounting method initiated by it or any other relevant party, and neither the Company nor any of its Subsidiaries has any knowledge that the Internal Revenue Service has proposed in writing any such adjustment or change in accounting method. Neither the Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting methods.
          (l) Section 3.12(l) of the Disclosure Letter lists each foreign Subsidiary for which an election has been made pursuant to Section 7701 of the Code and regulations thereunder to be treated as other than its default classification for U.S. federal income tax purposes, and except as set forth on such schedule each foreign Subsidiary will be classified for U.S. federal income tax purposes according to its default classification.

          (m) Neither the Company nor any of its Subsidiaries has entered into a transaction under which gain or income has been realized but the taxation of such gain has been deferred under any provision of federal, state, local or foreign Tax Law or by agreement with any Tax authority (including for example an installment sale, a deferred intercompany transaction or a gain recognition agreement), or a transaction under which previously used Tax losses or credits may be recaptured (including for example a dual consolidated loss or an excess loss account), in each case if such gain recognition or such loss or credit recapture, if triggered, would give rise to a material Tax liability.
          (n) (x) The distribution by Former Parent on July 31, 2006 of all of the capital stock of the Company (and any distributions by any Subsidiaries of the Company related thereto) qualified as a reorganization under Section 368(a)(1)(D) and Section 355 of the Code, and (y) neither the Company, any Affiliate of the Company, nor any other Person has taken or failed to take any action that would reasonably be expected to cause (A) any such distributions not to qualify as reorganizations or (B) any stock or securities of the Company to not be treated as “qualified property” for the purposes of Section 361(c)(2) of the Code.
          (o) For purposes of this Agreement, “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.
     SECTION 3.13. Compliance with Law; No Default .. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries nor the Predecessor Company is or has during the past three years been in conflict with, in default with respect to or in violation of any statute, law, ordinance, rule, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or the Predecessor Company or by which any property or asset of the Company or any of its Subsidiaries is, or the Predecessor Company was, bound or affected. The Company and each of its Subsidiaries have all material permits, licenses, authorizations, consents, certificates, approvals and franchises from Governmental Entities required to own, lease and operate their properties and conduct their businesses in all material respects as currently conducted (“Permits”), and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit. The Company and each of its Subsidiaries are in material compliance with the terms of such Permits. No event has occurred and no circumstance exists that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit.
     SECTION 3.14. Environmental Matters .. (a) (i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) each of the Company and its Subsidiaries and the Predecessor Company (B) is and has been in compliance with applicable Environmental Laws and (C) has received and is and has been in compliance with all Permits required under Environmental Laws for the conduct of its business (“Environmental Permits”).
          (ii) Except as set forth in Section 3.14(a)(ii) of the Disclosure Letter, neither the Company nor any of its Subsidiaries nor the Predecessor Company has been or is presently the subject of any material Environmental Claim and, to the knowledge of the Company, no material Environmental Claim is pending or threatened against either the Company or any of its Subsidiaries or the Predecessor Company or against any Person whose liability for the Environmental Claim was or may have been retained or assumed either contractually or by operation of law by either the Company or any of its Subsidiaries.
          (iii) Except as set forth on Section 3.14(a)(iii) of the Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor the Predecessor Company nor any other Person has managed, used, stored, or disposed of Hazardous Materials on, at or beneath any properties currently leased, operated or used or previously owned, leased, operated or used by the Company or any of its Subsidiaries or the Predecessor Company, and no Hazardous Materials are present at such properties, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against either the Company or any of its Subsidiaries.
          (iv) Except as set forth on Section 3.14(a)(iv) of the Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, no properties presently owned, leased or operated by either the Company or any of its Subsidiaries contain any landfills, surface impoundments, disposal areas, underground storage tanks, aboveground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or other Hazardous Materials that would be reasonably expected to give rise to material closure, remediation, removal or retirement costs.
          (v) No material Lien imposed by any Governmental Entity pursuant to any Environmental Law is currently outstanding and no material financial assurance obligation is in force as to any property leased or operated by either the Company or any of its Subsidiaries.

          (vi) Except as set forth in Section 3.14(a)(vi) of the Disclosure Letter the Company and its Subsidiaries have no material obligation or liability relating to or arising under Environmental Law by contract or agreement.
          (b) The Company and its Subsidiaries have made available to Parent complete copies of all material compliance and site audits, reports, studies, assessments and results of investigations in the possession or control of the Company or any of its Subsidiaries, with respect to all currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries or the Predecessor Company.
          (c) For purposes of the Agreement:
          (i) “Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.
          (ii) “Environmental Claim” means any claim, cause of action, investigation or notice by any Person or any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) any violation of any Environmental Law.
          (iii) “Environmental Law” means any Law (including common law) or any binding agreement, memorandum of understanding or commitment letter issued or entered by or with any Governmental Entity or Person relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) exposure of employees or third parties to any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.
          (iv) “Hazardous Materials” means any pollutant, contaminant, constituent, chemical, raw material, product or by product, mold, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, insecticide, fungicide, rodenticide, pesticide, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material, or agent, including all substances, materials or wastes which is capable of causing harm to the environment, natural resources or human health and safety or is otherwise defined, regulated or classified under any Environmental Law.

          (v) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.
     SECTION 3.15. Intellectual Property .. Except as otherwise set forth in the second sentence of this Section 3.15, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trade names, trade dresses, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill symbolized thereby, copyrights, trade secrets and all other confidential or proprietary information and know-how, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights and computer programs arising under the Laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered (collectively, “Intellectual Property Rights”) used in the business of the Company or any Subsidiary of the Company as of the date of this Agreement, other than such Intellectual Property Rights that are not material to the business of the Company and its Subsidiaries taken as a whole (the “Company Intellectual Property”). Except as set forth in Section 3.15 of the Disclosure Letter, or as would not be material to the business of the Company and its Subsidiaries taken as whole, (A) during the past twelve months, no written claim of invalidity or conflicting ownership rights with respect to any Company Intellectual Property that is owned by the Company or any Subsidiary of the Company (the “Company Owned Intellectual Property”) has been made by a third party to the Company and no such Company Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration, interference, petition to cancel, reexamination, reissue, opposition or other similar proceeding, and, to the Company’s knowledge, no third party is infringing, misappropriating, or otherwise violating any of the Company Owned Intellectual Property, (B) during the past twelve months, no Person has given written notice to the Company or the Predecessor Company or any Subsidiary of the Company or the Predecessor Company that the use of any Company Intellectual Property by the Company, any Subsidiary of the Company or the Predecessor Company, or that any other activity by any of the foregoing, is or may be infringing or has or may have infringed any domestic or foreign registered patent, patent application, trademark, service mark, trade name, trade dress or copyright or design right, or that the Company, any Subsidiary of the Company has misappropriated any trade secret or other confidential information, (C) to the knowledge of the Company, the making, using, importation, offering for sale, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any method, process, machine, manufacture or product included in the Company Intellectual Property, or any other activity undertaken, by the Company or any Subsidiary of the Company, does not infringe any domestic or foreign registered patent, patent application, trademark, service mark, trade name, trade dress, copyright or other Intellectual Property Right of any third party, and does not misappropriate any trade secrets or other confidential information of any third party, (D) (i) neither the Company nor any Subsidiary of the Company has performed prior acts or is engaged in current conduct or use, and (ii) to the knowledge of the Company, there exists no prior act or current use by any third party, that, in the case of either (i) or (ii), would void or invalidate any Company Owned Intellectual Property, and (E) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company will not cause the forfeiture or termination or give rise to a right of first offer, forfeiture or termination of any of the Company Owned Intellectual Property or impair the right of Parent to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Company Owned Intellectual Property.
     SECTION 3.16. Real Property .. (a) Section 3.16(a) of the Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company (the “Owned Real Property”). With respect to each Owned Real Property, (i) either the Company or a Subsidiary of the Company has good and marketable title in fee simple to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or any portion thereof and (iii) there are no material leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property, except as may be set forth in Section 3.16(a) of the Disclosure Letter. The Company has heretofore delivered to Parent true, correct and complete copies of all material leases pursuant to which the Company or any of its Subsidiaries leases all or a portion of any Owned Real Property to a third party. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each such lease is valid, binding and in full force and effect and all rent and other sums and charges payable to the Company and its Subsidiaries as landlords thereunder are current, (ii) there are no purchase options, rights of first refusal or similar rights outstanding with respect to any of the Owned Real Properties, and (iii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the tenant thereunder exists under any such lease. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any of the Owned Real Properties.
          (b) The leases filed as exhibits to the Company SEC Reports filed prior to the date of this Agreement are all material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property. The Company has heretofore delivered to Parent true, correct and complete copies of all such leases (including all modifications and amendments thereto). Except as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, (the “Real Property Leases”) is valid, binding and in full force and effect and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current and (ii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except for Permitted Liens. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

     SECTION 3.17. Material Contracts .. (a) Section 3.17(a) of the Disclosure Letter lists, and the Company has made available to Parent, as of the date of this Agreement, true, correct and complete copies of (including all amendments or modification to), all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Plans) that:
          (i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;
          (ii) contain covenants that prohibit the Company or any of its Subsidiaries (or which, immediately following the consummation of the Merger, would prohibit the Surviving Corporation or any of its Affiliates) from competing in any business or with any Person or in any geographic area, or acquiring any Person (other than any agreement with a Franchisee as and to the extent set forth on Section 3.17(a)(ii) of the Disclosure Letter);
          (iii) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole;
          (iv) involve any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates foreign currency and indices;
          (v) relate to (A) indebtedness for borrowed money or the deferred purchase price of property and having an outstanding principal amount in excess of $5,000,000 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $5,000,000;
          (vi) were entered into after December 31, 2005 or not yet consummated, and involve the acquisition from another person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $8,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);
          (vii) provide for aggregate commitments by the Company and/or its Subsidiaries of more than $10,000,000 over the remaining term of such contract;

          (viii) relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments in excess of $10,000,000;
          (ix) contain restrictions with respect to payment of dividends or any distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries;
          (x) other than an acquisition permitted under clause (v) above, obligate the Company to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $5,000,000;
          (xi) relate to any guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business consistent with past practice which agreements relate to obligations which do not exceed $5,000,000 in the aggregate for all such agreements;
          (xii) relate to the purchase or sale of material real property;
          (xiii) are license agreements that are material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Company Intellectual Property Rights or licenses out Company Intellectual Property owned by the Company, other than license agreements for software that is generally commercially available;
          (xiv) provide for any standstill arrangements;
          (xv) are standard forms of the Company’s or any Subsidiary of the Company’s franchise agreement currently in effect or that is a franchise agreement of the Company or any of its Subsidiaries and contains terms deviating in any material respect from the terms of such standard forms; or
          (xvi) have as a party any current or former director, officer, partner, employee, Affiliate or Associate of the Company or any of its Subsidiaries or any Person who beneficially owns 5% or more of the Shares (or any of such Person’s immediate family members or Affiliates) (a “Related Party Transaction”).
Each contract of the type described in clauses (i) through (xvii) is referred to herein as a “Material Contract.”
          (b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and any Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     SECTION 3.18. Insurance .. The Company has made available to Parent true and accurate copies, as of the date of this Agreement, of each material and currently effective insurance policy issued in favor of the Company or one or more of its Subsidiaries. With respect to each such insurance policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any policy. The Company and its Subsidiaries maintain insurance policies that are customary for companies of similar size in the industries in which the Company participates.
     SECTION 3.19. Opinion .. Prior to the execution of this Agreement, the Company Financial Advisor has delivered to the Special Committee and the Board of Directors of the Company its written opinion (the “Company Fairness Opinion”) to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. A true, correct and complete copy of Company Fairness Opinion has been delivered to Parent. The Company has obtained the authorization of the Company Financial Advisor to include a copy of the Company Fairness Opinion in the Proxy Statement. As of the date of this Agreement, the Company Fairness Opinion has not been withdrawn, revoked, waived, amended, modified or supplemented in any respect.
     SECTION 3.20. Required Vote of Company Stockholders .. The only vote of the holders of outstanding securities of the Company required by the Certificate of Incorporation, Bylaws, by Law or otherwise to complete the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares, voting together as a single class. The vote required by the previous sentence is referred to together as the “Requisite Stockholder Vote.”
     SECTION 3.21. State Takeover Statutes; Certificate of Incorporation .. The Board of Directors of the Company has taken all actions necessary so that the restrictions contained in Section 203 of the Corporation Law shall be inapplicable to the execution, delivery or performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement. No other Takeover Law is applicable to the execution, delivery or performance of this Agreement, the consummation of the Merger, or the other transactions contemplated by this Agreement.

     SECTION 3.22. Rights Agreement .. As of the date of this Agreement, the Company or the Board of Directors of the Company, as the case may be, has (i) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a “Distribution Date” or “Stock Acquisition Date” (as defined in the Rights Agreement dated as of July 13, 2006, between the Company and Mellon Investor Services LLC, as amended through the date of this Agreement (the “Rights Agreement”)), result in Parent or Merger Sub being an “Acquiring Person” (as defined in the Rights Agreement), and (ii) amended the Rights Agreement to (A) render it inapplicable to this Agreement and the transactions contemplated hereby and (B) provide that the “Final Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.
     SECTION 3.23. Spin-Off Documentation; Transition Services Agreement .. Except as set forth in Section 3.23 of the Disclosure Letter, none of the execution of this Agreement, the consummation of the Merger, or any of the other transactions contemplated by this Agreement, violate, conflict with or are prohibited by any of the Spin-Off Documents, or would result in any of the other parties to the Transition Services Agreement having the right to cease providing any services under such agreement to the Company or alter the pricing or other terms on which any such services are provided. All requirements or conditions set forth in any of the Spin-Off Documents or the Transition Services Agreement which are required due to the execution, delivery and performance of to this Agreement, the consummation of the Merger, or any of the other transactions contemplated by this Agreement are set forth in Section 3.23 of the Disclosure Letter (collectively, the “Required Spin-Off Approvals”). As of the date of this Agreement and as of the Closing, all such Required Spin-Off Approvals have been obtained, received or satisfied, other than Item 1 set forth in Section 3.23 of the Disclosure Letter. The Company has delivered to Parent a true and complete copy of the Tax Opinion and written confirmation by a Majority of the Parties that such Tax Opinion delivered by the Company pursuant to Section 5.3 of the Tax Sharing Agreement is reasonably satisfactory to such Parties (the “Acceptability Letters”). Neither the Tax Opinion nor any of the Acceptability Letters have been withdrawn, revoked, waived, amended, modified or supplemented in any respect.
     SECTION 3.24. Franchisees .. As of September 30, 2006, there were 5,079 Persons who own or possess the right to operate a Company-franchised business under a franchise or license agreement entered into with the Company, any Subsidiary of the Company or any Person to whom the Company or any Subsidiary of the Company has granted the right to sell or grant a Company franchise to a third party (the “Subfranchisors”) (collectively, the “Franchisees”). Except as set forth on Section 3.24 of the Disclosure Letter, as of the date of this Agreement, none of the Company or any Subsidiary of the Company or to the knowledge of the Company, any Franchisee, is in material breach of or material default under any such agreement which breaches are, individually or in the aggregate, material to the Company (or to the knowledge of the Company with or without notice of lapse of time or both, would be in material breach of or material default under any such agreement). Except as described on Section 3.24 of the Disclosure Letter, there is, as of the date of this Agreement, no dispute between the Company or any Subsidiary of the Company, on the one hand, and any Subfranchisor or Franchisee that is material to the Company, on the other hand. Neither the Company nor any Subsidiary of the Company has knowledge that any Subfranchisor or any Franchisee is failing to comply with applicable Law as of the date of this Agreement, except for failures which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     SECTION 3.25. Offering Circulars .. As of their respective dates, each of the current uniform franchise offering circulars and other disclosure statements of the Company or of any Subsidiary of the Company in connection with its sale of franchises to Subfranchisors and/or Franchisees (the “Offering Circulars”) complied in all respects with the requirements of the Federal Trade Commission Act (the “FTC Act”), to the extent applicable, and with applicable state and foreign Laws, except for such requirements and Laws the failure to comply with which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
ARTICLE IV
REPRESENTATIONS AND
WARRANTIES OF PARENT AND MERGER SUB
     Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:
     SECTION 4.01. Organization and Qualification .. Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.
     SECTION 4.02. Authority for this Agreement .. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     SECTION 4.03. Proxy Statement; Other Filings .. None of the information supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub specifically for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, and none of the information supplied or to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub specifically for inclusion in Other Filings, will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.
     SECTION 4.04. Consents and Approvals; No Violation .. (a) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the respective certificates of incorporation or bylaws of Parent or Merger Sub, (ii) assuming all consents, approvals and authorizations contemplated by Section 4.01(b)(i) – (v) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law, (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its or their respective properties assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or by which any of its or any of their respective assets are bound, except in the case of clauses (ii) through (iv), which would not prevent or materially delay the consummation of the transactions contemplated hereby.
          (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the pre-merger notification requirements under the HSR Act and Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary, (iv) any Insurance Approvals and (v) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby. As of the date of this Agreement, other than as set forth on Section 4.04(b) of the Parent Disclosure Letter, neither Parent nor Merger Sub is aware of any fact, event or circumstance specifically relating to Parent or Merger Sub or their Affiliates that could reasonably be expected to prevent or materially delay the receipt of any consent, approval, authorization or permit of any Governmental Entity required pursuant to Article VI to consummate the transactions contemplated by this Agreement.
     SECTION 4.05. Financing .. Parent has delivered to the Company true, correct and complete copies of (i) executed commitment letter(s) (as the same may be amended pursuant to Section 5.11, the “Debt Financing Commitments”), as set forth in Section 4.05 of the Parent Disclosure Letter, pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”), and (ii) executed equity commitment letter(s) (the “Equity Financing Commitments,” and together with the Debt Financing Commitments, the “Financing Commitments”), as set forth in Section 4.05 of the Parent Disclosure Letter, pursuant to which Apollo Management VI, L.P. has committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Equity Financing,” and together with the Debt Financing, the “Financing”). As of the date of this Agreement, except as permitted by Section 5.11, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any material respect. As of the date of this Agreement, the Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with the available cash of the Company on the Closing Date, will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement, to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement and to deliver the letter of credit contemplated by Section 7.9 of the Separation Agreement. Parent has released JP Morgan Securities Inc., Credit Suisse and Bear Stearns & Co., Inc. (together with their respective Affiliates, the “Lender Parties”) from any and all agreements and arrangements that would prohibit or limit the ability of the Lender Parties to provide debt financing to any Person making or contemplating making an Acquisition Proposal.
     SECTION 4.06. Guarantee .. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Guarantee, dated as of the date of this Agreement, in favor of the Company, in the form set forth in Section 4.06 of the Parent Disclosure Letter, with respect to the performance by Parent and Merger Sub, respectively, of their obligations under this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the maximum recovery to be realized by the Company shall not exceed the Parent Breakup Fee.
     SECTION 4.07. Solvency .. As of the Effective Time, assuming (a) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, (b) the truth and accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, without giving effect to any knowledge, materiality or “Material Adverse Effect” qualification or exception) and compliance in all material respects by the Company with all covenants and agreements of the Company herein, (c) any estimates, projections or forecasts prepared by the Company or its Advisors and made available to Parent and Merger Sub have been prepared in good faith based upon reasonable assumptions, and (d) the Required Information fairly presents in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, then immediately after giving effect to all of the transactions contemplated by this Agreement, the Surviving Corporation will be Solvent.
ARTICLE V
COVENANTS
     SECTION 5.01. Conduct of Business of the Company .. Except as expressly required by this Agreement or as set forth in Section 5.01 of the Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Company will conduct, and will cause each of its Subsidiaries to conduct, its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and the Company will use, and will cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact in all material respects its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships in all material respects with its Franchisees and those other Persons having business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement or as set forth in Section 5.01 of the Disclosure Letter, during the period specified in the preceding sentence, without the prior written consent of Parent (not to be arbitrarily withheld or arbitrarily delayed), the Company will not and will not permit any of its Subsidiaries to:
          (a) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than the issuance of Shares pursuant to the exercise of Options or SARs or settlement of RSUs, or settlement of deferred unit accounts in each case, that are outstanding as of the date of this Agreement and in accordance with the existing terms of such awards;
          (b) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities other than in connection with the exercise of outstanding equity awards;
          (c) split, combine, redenominate or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock;
          (d) (i) engage in or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $10,000,000 or more individually plus, in each case, up to 50% additional consideration payable in the form of an earn-out (or payments in excess of $60,000,000 for all such acquisitions in the aggregate plus, in each case, up to 50% additional consideration payable in the form of an earn-out or receipt of consideration in excess of $20,000,000 for all such sales, leases, encumbrances and other dispositions in the aggregate), or (ii) except in the ordinary course of business consist with past practice and except in connection with actions expressly permitted pursuant to this Section 5.01, enter into a contract that would be a Material Contract (if it existed as of the date of this Agreement) or amend or terminate any Material Contract or grant any release or relinquishment of any rights under any Material Contract;
          (e) except (i) as set forth in Section 5.01(e) of the Disclosure Letter and (ii) for borrowings under the Company’s existing credit and securitization facilities in the ordinary course of business and consistent with past practice, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money (including the issuance of any debt security), or amend, modify or refinance any existing indebtedness, in each case in an amount in excess of $4,000,000 in any transaction or series of related transactions or in excess of $20,000,000 in the aggregate;

          (f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations (other than de minimis obligations) of any other Person except wholly owned Subsidiaries of the Company and except the obligors under the Company’s securitization facilities in connection with such facilities;
          (g) other than in the ordinary course of business consistent with past practice, enter into (i) any intercompany loan or (ii) intercompany debt arrangements, or, in either case, increase or decrease the balances thereof, except for any of the foregoing actions in connection with the Company’s securitization facilities;
          (h) mortgage, pledge or otherwise similarly encumber any of its material assets (tangible or intangible), or create, assume or suffer to exist any material Liens thereupon;
          (i) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business consistent with past practice and not exceeding $3,000,000 individually or $9,000,000 in the aggregate (other than wholly owned Subsidiaries of the Company);
          (j) change any of the accounting, reserving, underwriting, claims or actuarial methods, principles or practices used by it, or any of the working capital policies applicable to the Company and its Subsidiaries, except as required by Law, GAAP or applicable statutory accounting principles and practices promulgated by Insurance Authorities;
          (k) make or change any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability; provided, however, that nothing in this Agreement shall prevent the Company from settling the income tax audit of the affiliated group of which Cendant Corporation is the common parent for the taxable years 2000 through 2002 on the basis on which Cendant has agreed in principle with the Internal Revenue Service, as set forth in Section 5.01(k) of the Disclosure Letter;
          (l) propose or adopt any amendments to the Certificate of Incorporation or Bylaws, or the respective certificates of incorporation, bylaws or other similar governing documents of any Significant Subsidiary of the Company;
          (m) agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses or any other award that may be settled in Shares, Preferred Shares, or other Company Securities or in Subsidiary Securities;
          (n) enter into, forgive, renew, or amend in any respect any loans to employees, officers or directors or any of their respective Affiliates or Associates;
          (o) (i) enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers or directors or employees (other than with respect to new hire employees who are not officers or directors and whose annual salary does not exceed $250,000) or grant any increases in the compensation, perquisites or benefits to officers, directors, employees or consultants (other than normal increases in annual salary to Persons who are not officers or directors in the ordinary course of business consistent with past practice); (ii) increase the economic incentive compensation arrangements with respect to the Company’s independent contractors (other than with respect to a de minimis number of such independent contractors); (iii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, independent contractors or service providers (other than any such acceleration required by the terms of the Plans applicable to such individuals as in effect on the date of this Agreement), or otherwise pay any amounts not due such individual; or (iv) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would be reasonably be expected to result in the holder of a change in control or similar agreement identified in Section 5.01(o)(iv) of the Disclosure Letter having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement;
          (p) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreement subject to the Plans, other than in the ordinary course consistent with past practice;
          (q) (i) make or agree to make any capital expenditure or expenditures, or enter into any agreements or arrangements providing for capital expenditures, in each case other than (A) those set forth on Section 5.01(q) of the Disclosure Letter or (B) any other capital expenditures not exceeding $10,000,000 in the aggregate (without prejudice to acquisitions permitted by Section 5.01(d)) or (ii) enter into any new line of business outside of its existing business segments;
          (r) except as required by Law, enter into, materially amend or extend any collective bargaining or other labor agreement;
          (s) adopt, amend, terminate or take any action to clarify any provision of any Plan or adopt or enter into any other employee benefit plan or arrangement that would be considered a Plan if it were in existence on the date of this Agreement;
          (t) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company and its Subsidiaries or the Surviving Corporation after the Effective Time (other than any such agreement with any Franchisee renewed or entered into in the ordinary course of business consistent with past practice);
          (u) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby, or pursuant to the Separation Agreement), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice following reasonable consultation with and taking into account the views of Parent that involve only the payment of monetary damages not in excess of $3,000,000 individually or $9,000,000 in the aggregate or consistent with the reserves reflected in the Company’s balance sheet at September 30, 2006, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;
          (v) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting;
          (w) enter into any agreement, understanding or arrangement with respect to the voting or registration of the Company Securities or the Subsidiary Securities;
          (x) fail to use reasonable best efforts to keep in force its current material insurance policies or replacement or revised provisions providing reasonable insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries;
          (y) take any action to render inapplicable, or to exempt any third party from, the provisions of any Takeover Laws or the Rights Agreement;
          (z) merge or consolidate the Company or any of its Subsidiaries with any Person, other than mergers or consolidations of Subsidiaries in acquisitions that are otherwise permitted by Section 5.01(d);
          (aa) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Significant Subsidiaries;
          (bb) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Related Party Transaction; or
          (cc) authorize, commit or agree to take any of the foregoing actions.
     SECTION 5.02. Solicitation. (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the Solicitation Period End-Date, the Company and its Representatives shall have the right (acting under the direction of the Board of Directors of the Company or, if then in existence, the Special Committee) to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided that the Company shall promptly provide or make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available to any Person given such access which was not previously provided or made available to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.
          (b) Subject to Section 5.02(c), from the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto (other than to state only that they are not permitted to have discussions), or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing. Notwithstanding the foregoing, the Company may continue to take any of the actions described in clause (i) above from and after the Solicitation Period End-Date with respect to any party that has made a bona fide Acquisition Proposal (as determined by the Board of Directors of the Company or, if then in existence, the Special Committee) prior to the Solicitation Period End-Date or with whom the Company is having ongoing discussions or negotiations as of the Solicitation Period End-Date regarding a bona fide Acquisition Proposal (as determined by the Board of Directors of the Company or, if then in existence, the Special Committee) (each such party, an “Excluded Party”). Notwithstanding anything contained in this Section 5.02 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Acquisition Proposal made by such party is withdrawn, is terminated or expires. At the Solicitation Period End-Date, other than with respect to Excluded Parties, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal and cause to be returned or destroyed or confidential information provided or made available to such Person on behalf of the Company or any of its Subsidiaries.
          (c) Notwithstanding anything to the contrary contained in Section 5.02(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, (i) the Company has received a written Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee, if then in existence) believes in good faith to be bona fide, (ii) the Company has not intentionally or materially breached this Section 5.02, (iii) the Board of Directors of the Company (acting through the Special Committee, if then in existence) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Board of Directors of the Company (acting through the Special Committee, if then in existence) determines in good faith that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under applicable law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries or Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (y) will promptly provide or make available to Parent any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person which was not previously provided or made available to Parent.

          (d) Within 36 hours after the Solicitation Period End-Date, the Company shall notify Parent of the identity of Excluded Parties, if any, and provide Parent a copy of each Acquisition Proposal received from any Excluded Party (or, where no such copy is available, a written description of such Acquisition Proposal). From and after the Solicitation Period End-Date, the Company shall promptly (within 36 hours) notify Parent in the event that the Company, its Subsidiaries or Representatives receives (i) any Acquisition Proposal, (ii) any request for information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall notify Parent promptly (within 36 hours) of the identity of such Person and provide a copy of such Acquisition Proposal, inquiry or request (or, where no such copy is available, a written description of such Acquisition Proposal, inquiry or request), including any material modifications thereto or to any proposal made by an Excluded Party. From and after the Solicitation Period End-Date, the Company shall keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than 36 hours after the occurrence of any changes or developments of the status of any Acquisition Proposal, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments (including through discussions and negotiations), including furnishing copies of any written inquiries, correspondence and draft documentation. Without limiting the foregoing, from and after the Solicitation Period End-Date the Company shall promptly (within 36 hours) notify Parent orally and in writing if it determines to begin providing or making available information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.02(c). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement except with respect to an Acceptable Confidentiality Agreement as permitted or required pursuant to this Section 5.02, and neither the Company nor any of its Subsidiaries shall be party to any agreement that prohibits the Company from providing or making available to Parent or Merger Sub any information provided or made available to any other Person pursuant to an Acceptable Confidentiality Agreement. Except to facilitate the making of a Superior Proposal, the Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.
          (e) Notwithstanding anything in Section 5.02(b)(ii) to the contrary, the Board of Directors of the Company (acting through the Special Committee, if then in existence) may at any time prior to obtaining the Requisite Stockholder Vote, if it determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under applicable Law, (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, approve, recommend or endorse, or propose publicly to approve, recommend or endorse, any Acquisition Proposal, or make other statements that are reasonably calculated or expected to have the same effect (a “Change of Board Recommendation”) and/or (y) if the Company receives an Acquisition Proposal which the Board of Directors of the Company (acting through the Special Committee, if then in existence) concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after considering all of the adjustments to the terms of this

Agreement which may be offered by Parent including pursuant to clause (ii) below, terminate this Agreement and enter into a definitive agreement with respect to such Superior Proposal (provided that and in such event, the Company substantially concurrently enters into such definitive agreement); provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Superior Transaction Fee or the Breakup Fee, as the case may be, pursuant to Section 7.03(b)(iii), and otherwise complies with the provisions of Section 7.01(i) and Section 7.03(b)(iii); and provided further that the Board of Directors of the Company (acting through the Special Committee, if then in existence) may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x) (in the case where the Board of Directors of the Company (acting through the Special Committee, if then in existence) is considering another Acquisition Proposal) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall not have intentionally or materially breached this Section 5.02 and (B):
          (i) the Company shall have provided prior written notice to Parent, at least three days in advance (or if prior to the Solicitation Period End-Date, at least two days in advance) (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”);
          (ii) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to a Superior Proposal (including, without limitation, any revision in price), the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of Section 5.02(e)(i) with respect to such new written notice (except that the period of notice shall be 24 hours), provided that the notice requirement set forth in this sentence shall be suspended during the period prior to the Solicitation Period End-Date with respect to an Exempted Superior Proposal, but only from and after such time as it is deemed to be an Exempted Superior Proposal by the Board of Directors (acting through the Special Committee, if then in existence) in good faith, after consultation with outside counsel and financial advisors. For purposes of this Agreement, “Exempted Superior Proposal” shall mean a Superior Proposal that meets both of the following requirements: (x) such proposal is a modification of an initial Acquisition Proposal submitted by any bidder or its affiliates (“Original Proposal”) where such initial Acquisition Proposal was deemed to be a Superior Proposal because it included per-Share merger consideration 3.33% or greater than the Merger Consideration (and if the proposed per-Share consideration is not in cash, the Board of Directors (acting through the Special Committee, if then in existence) shall make such determination in good faith), and such Original Proposal has not been withdrawn (or the per-Share consideration contained in such Original Proposal reduced), and (y) such proposal is made, after the latest revised per-Share merger consideration that may be proposed by Parent following compliance by the Company with the notice requirements set forth in Section 5.2(e)(i) including with respect to such Original Proposal (the “Revised Parent Proposal”), and includes per-Share merger consideration more than 2.4% higher than the Revised Parent Proposal (and if the proposed per-Share consideration is not in cash, the Board of Directors (acting through the Special Committee, if then in existence) shall make such determination in good faith); provided, that promptly upon a determination that a Superior Proposal is an Excluded Superior Proposal, the Company shall send written notice to Parent of such determination; and
          (iii) during the period prior to the Solicitation Period End-Date, the Company shall have waited at least 24 hours, from the time of notice to Parent in accordance with the last proviso of Section 5.02(e)(ii) above that an Exempted Superior Proposal exists, before terminating this Agreement in accordance with this Section 5.2(e).
          (f) The Company agrees that, without limiting any of the foregoing, any violations of the restrictions set forth in this Section 5.02 by any of its Representatives that either (i) result in an Acquisition Proposal or (ii) adversely affect the interests of Parent under this Section 5.2 (other than in an immaterial manner) shall be deemed to be a material breach of this Agreement (including this Section 5.02) by the Company.
          (g) Nothing contained in this Section 5.02 shall prohibit the Board of Directors of the Company from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act.
          (h) The Company shall not take any action to (i) exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the Corporation Law (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply or (ii) terminate, amend, modify, make any determination under or waive any provision of the Rights Agreement, in each case, unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 7.01(a).
          (i) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any bona fide Acquisition Proposal that is on terms that the Board of Directors of the Company (acting through the Special Committee, if then in existence) has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is superior from a financial point of view to this Agreement (as may be modified by any revised proposals contemplated hereby); it being understood, that in the event such other Acquisition Proposal includes per-Share merger consideration that is exactly equal in value (i.e., not different by $0.01 or more) (and if the proposed per-Share consideration is not in cash, the Board of Directors (acting through the Special Committee, if then in existence) shall make such determination in good faith), the Board shall be permitted to conclude that such Acquisition Proposal is a Superior Proposal as described above, and (y) which the Board of Directors of the Company (acting through the Special Committee, if then in existence) has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal) is reasonably capable of being consummated (taking into account the financability of such proposal).
     SECTION 5.03. Access to Information. (a) Subject to the restrictions imposed by applicable Law, from and after the date of this Agreement, the Company will (i) give Parent and Merger Sub and their respective Representatives reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and use their reasonable best efforts to cause the Company’s and its Subsidiaries’ respective Representatives to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) subject to the limitations described in clause (i) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time request and (iv) furnish promptly upon request to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws.
          (b) Information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the provisions of the Confidentiality Agreement.
          (c) Nothing in this Section 5.03 shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any of its respective obligations with respect to confidentiality; provided that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, or (ii) result in a violation of applicable Law or loss of privilege.
          (d) No investigation by and of the parties or their respective Representatives shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other parties set forth herein.
     SECTION 5.04. Stockholder Approval. The Company shall call a meeting of its stockholders (the “Special Meeting”) to be held as soon as reasonably practicable (and in any event within 40 days) after the SEC clears the Proxy Statement for the purpose of obtaining the

Requisite Stockholder Vote in connection with this Agreement and the Merger. Except in the event of a Change of Board Recommendation specifically permitted by Section 5.02(e), (a) the Proxy Statement shall include the Company Board Recommendation, (b) the Board of Directors of the Company shall use its reasonable best efforts to obtain from its stockholders the Requisite Stockholder Vote in favor of the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement required to consummate the transactions contemplated by this Agreement, including the Merger, and (c) the Board of Directors shall publicly reaffirm the Company Board Recommendation within 36 hours after any such request by Parent (which request shall not be made on more than three occasions). Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VII, the Company shall submit this Agreement to its stockholders at the Special Meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change of Board Recommendation or proposed or announced any intention to do so.
     SECTION 5.05. Proxy Statement; Other Filings. As promptly as reasonably practicable (and in any event within 45 days) after the date of this Agreement, (a) the Company shall prepare and file with the SEC, subject to the prior review, comment and approval of Parent (which approval shall not be unreasonably withheld or delayed), the Proxy Statement and (b) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings as required by the Exchange Act. Each of the Company and Parent shall promptly obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders promptly after clearing comments received from the SEC. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment, supplement or other filing incorporated by reference into the Proxy Statement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company in each case, as promptly as reasonably practicable. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.
     SECTION 5.06. Reasonable Best Efforts; Consents and Governmental Approvals. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to expeditiously consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, and subject to Sections 5.06(b) through (e), each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to (i) obtain all necessary waivers, consents and approvals from other parties to Material Contracts (to which the Company is a party) and other material contracts (to which Parent or Merger Sub is a party), (ii) obtain, and cause (with respect to the Company) the Company’s and (with respect to Parent or Merger Sub) Parent’s and Merger Sub’s respective directors, officers, employees or Affiliates or other related Persons as may be so required to obtain, all material consents, approvals and authorizations that are required to be obtained under any Law as promptly as reasonably practicable after the date of this Agreement, (iii) without limitation of clause (ii) of this sentence, obtain, and cause (with respect to the Company) the Company’s and (with respect to Parent or Merger Sub) Parent’s and Merger Sub’s respective directors, officers, employees or Affiliates or other related Persons as may be so required to obtain, all Insurance Approvals and, in the case of Parent and Merger Sub, take all reasonable steps required to obtain such Insurance Approvals, (iv) prevent the entry, enactment or promulgation of any threatened or pending injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (v) lift or rescind any injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement, (vi) in the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend vigorously against it and respond thereto and (vii) effect all necessary registrations and filings and submissions of information requested by any Governmental Authorities; provided that notwithstanding anything herein to the contrary neither Parent nor Merger Sub shall be required to (1) modify in any material respect the capital structure of Parent or any of its subsidiaries (including the Surviving Corporation) following the Merger from that contemplated by the Financing or the financial terms of the transactions contemplated by this Agreement; (2) take any actions that would materially restrict the title insurance operations of Surviving Corporation relative to the title insurance operations of the Company prior to the Closing Date; or (3) make any commitments to any Person or Governmental Authority (other than commitments that are immaterial, individually or in the aggregate).
          (b) Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to make any required submissions under the HSR Act and Foreign Antitrust Laws which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby as promptly as reasonably practicable, but in any event, within 15 Business Days, in the case of the HSR Act, and, in the case of Foreign Antitrust Laws, Parent and Merger Sub shall initiate contact with the relevant authorities (and if possible make relevant submissions) within 30 Business Days after the date of this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or Foreign Antitrust

Laws, and each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take or cause to be taken all commercially reasonable actions necessary, proper or advisable consistent with this Section 5.06 to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain as expeditiously as practicable any such consents, permits, authorizations, approvals or waivers. Each of the Parent, Merger Sub and the Company shall promptly inform the other parties hereto of any oral, and provide copies of any written, communication with a Governmental Authority regarding any such filings or information. No party hereto shall independently participate in any meeting or discussion with any Governmental Authority in respect of any such filings, applications, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside counsel only).
          (c) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agrees to promptly prepare and file all necessary documentation to effect all Insurance Approvals (whether required to be made or obtained prior to or after the Effective Time) and to comply with the terms and conditions of all such Insurance Approvals. Each of the Company, Parent and Merger Sub shall use reasonable best efforts to prepare and file within 15 Business days after the date of this Agreement, and in all events shall file within 20 Business Days after the date of this Agreement, all required Statements on Form A and related filings with respect to Parent and Merger Sub’s proposed acquisition of control of Title Resources Guaranty Company, a Texas corporation with the Texas Department of Insurance (the “Insurance Department”) in accordance with Section 823.154 of the Texas Insurance Code; and shall act reasonably and promptly thereafter in responding to additional requests from the Insurance Department in connection therewith. Prior to making any written filings or statements any Insurance Authority with respect to any Insurance Approval, each of the Company, Parent and Merger Sub shall permit the others reasonable opportunity to comment thereon, and each shall use reasonable best efforts to permit the others to participate in any material meeting or teleconference with any Insurance Authority with respect to the Insurance Approvals, in each case except as required by Law or requested by any Insurance Authority, provided, that Parent may take appropriate efforts to protect any personal financial information or financial information relating to Guarantor or its Affiliates (other than Parent or the Surviving Corporation). The Company and Parent agree to keep each other reasonably informed of the progress of any discussions with any Insurance Authority with respect to any Insurance Approval, and to promptly advise each other upon receiving any communication from any Insurance Authority.
          (d) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any

Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent, none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other material obligation due to such Person and (ii) except pursuant to the terms of the Financing Commitments no party hereto shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation (provided, however, that such party shall give the other parties hereto the opportunity to make such payments).
          (e) Nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Affiliates to agree (i) to limit in any material respect or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any material respect the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, the obligations of this Section 5.06 shall not apply to each of the Parent and Merger Sub if compliance with this Section 5.06 would result in, or would reasonably be expected to result in, a Material Adverse Effect.
     SECTION 5.07. Indemnification and Insurance. (a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (the “Indemnified Persons”) as provided in the Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time unless otherwise required by Law. In addition to and not in limitation of the foregoing, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each Indemnified Person against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (with the prior written consent of Parent) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company), except for in any case, any claim, judgments, fines, penalties and amounts to be paid which relate to any act or omission which constitutes a material violation of Law and except for other exceptions to indemnification that are required by Law. In the event of any such Action, the Surviving Corporation shall reasonably cooperate with the Indemnified Person in the defense of any such Action. The Surviving Corporation shall have the right to assume control of and the defense of, any Action, suit, proceeding, inquiry or investigation to which this Section 5.07(a) shall apply; provided, however, that the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of applicable Indemnified Persons) for all Indemnified Persons in any jurisdiction with respect to any single Action, suit, proceeding, inquiry or investigation, unless the use of one counsel for such Indemnified Persons would present such counsel with a conflict of interest that would make such joint representation inappropriate. The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.07(a) The advancement of any amounts to be paid in respect of legal and other fees and expenses pursuant to this Section 5.07(a) shall be subject to an undertaking of the recipient to repay such advances if it is ultimately determined that such person is not entitled to indemnification from the Surviving Corporation.
          (b) The Surviving Corporation shall maintain director and officer liability policies from a reputable and financially sound carrier through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and such policies shall contain coverage that is at least as favorable to the Persons covered by such existing policies (a complete and accurate copy of which has been made available to Parent) provided that the Company may, in consultation with Parent, substitute therefor a single premium tail coverage with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable as the limits, terms and conditions in the existing policies of the Company (or with such other limits, terms and conditions as permitted by the final two provisos of this sentence); provided, further, that in no event shall Parent be required, or the Company be permitted, to expend an amount pursuant to this Section 5.07(b) in excess of 250% of the current annual premium paid by the Company for its existing coverage in the aggregate (the “Insurance Amount”); and provided, further, that if the Company is unable to obtain tail coverage with policy limits, terms and conditions at least as favorable to the limits, terms and conditions in the existing policies of the Company as a result of the preceding provision, the Company or Parent shall obtain the most advantageous tail coverage as is available for the Insurance Amount.
          (c) This Section 5.07 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.
          (d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.07 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
          (e) In the event that the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii)

transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.07.
          (f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to or in substitution for any such claims under any such policies, provided that, for avoidance of doubt, neither Parent nor the Surviving Corporation shall be required to make any payments thereunder or in connection therewith.
     SECTION 5.08. Employee Matters. (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all Plans.
          (b) Until the first anniversary of the Effective Time (except as provided in clause (ii) of this sentence), Parent shall, or shall cause the Surviving Corporation and each of its Subsidiaries to, provide the individuals employed by the Company and its Subsidiaries at the Effective Time (the “Current Employees”) with compensation (which shall include, for each such Current Employee, (i) base salary at least equal to that in effect as of immediately prior to the Effective Time and (ii) with respect to fiscal year 2007, a target percentage for purposes of annual cash incentive bonus opportunity at least equal to that in effect with respect to the fiscal year 2006) and benefits that are substantially similar in the aggregate to the compensation and benefits provided to Current Employees as a group immediately prior to the Effective Time (excluding equity-based benefits and compensation); provided, however, that the foregoing shall not apply to Current Employees who have entered into or will enter into an individual employment agreement with the Company or any of its Subsidiaries. Notwithstanding anything contained herein to the contrary, (i) nothing contained herein shall be or be deemed to constitute an amendment to any of the compensation and benefits plans maintained for or provided to Current Employees immediately prior to the Effective Time and (ii) nothing herein or in Section 5.08(a) shall prevent the amendment or termination of any Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law (including Section 409A of the Code). Nothing in this Section 5.08 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time.
          (c) Parent will cause the Surviving Corporation to cause service rendered by Current Employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) under employee benefit plans of the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Plans of the Company and its Subsidiaries for those purposes. Current Employees will not be subject to any pre-existing condition limitation under any health plan of the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will cause the Surviving Corporation and its Subsidiaries, to give such Current Employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.
          (d) Notwithstanding the general provisions of Section 5.08(b), until at least December 31, 2007, Parent shall, and shall cause the Surviving Corporation to, provide each Current Employee (other than Current Employees who have entered into or will enter into an individual employment agreement with the Company or any of its Subsidiaries) with severance benefits that are no less favorable than those that would have been provided to such Current Employee immediately prior to the Effective Time.
          (e) The parties hereby agree to take all actions necessary to effectuate the provisions set forth on Section 5.08(e) of the Disclosure Letter.
          (f) No later than three Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Merger Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent and Merger Sub to make reasonable revisions thereto.
          (g) This Section 5.08 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.08, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.08.
     SECTION 5.09. Takeover Laws. The Company shall take all reasonable steps to exclude the applicability of, or to assist in any challenge to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.
     SECTION 5.10. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any event, which is likely to result in the failure of a condition set forth in Article VI; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.
     SECTION 5.11. Financing. (a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective Representatives to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing and the transactions contemplated by this Agreement, including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters reasonably satisfactory in form and substance to the Company in connection with bank information memoranda, (iii) as promptly as practical, furnishing Parent and its Debt Financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including all financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) under the Securities Act for a public offering to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as the offering(s) of debt securities contemplated by the Debt Commitment Letter, or as otherwise required in connection with the Debt Financing and the transactions contemplated by this Agreement (all such information in this clause (iii), the “Required Information”), (iv) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent or Merger Sub, to reasonably cooperate with and assist Parent or Merger Sub in obtaining such documentation and items, (v) using its reasonable best efforts to provide monthly financial statements (excluding footnotes) within 30 days of the end of each month prior the Closing Date, (vi) commercially reasonable efforts to execute and deliver any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay off of existing indebtedness and the release of related Liens, if any), provided that no obligation of the Company or any Subsidiary under such executed documents shall be effective until the Effective Time, (vii) taking all actions necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts in connection with the foregoing and (viii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any Subsidiary of the Company is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts. The Company hereby consents to the use of its and its Subsidiaries’ logos as may be reasonably necessary in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks. Nothing in this Section 5.11(a) shall require the Company or any of its Subsidiaries to provide any assistance to the extent it would interfere unreasonably with the ongoing business or operations of the Company or any of its Subsidiaries. Notwithstanding anything in this Section 5.11(a) to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing prior to the Effective Time. Upon the valid termination of this Agreement (other than in accordance with Section 7.01(f)), Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries, officers, employees, representatives and advisors in connection with their respective obligations pursuant to this Section 5.11(a). Parent and Merger Sub hereby agree and acknowledge that Financing and the Debt Tender Offer do not constitute conditions to the consummation of the transactions contemplated by this Agreement. Parent shall indemnify and hold harmless the Company and its Subsidiaries, directors, officers, employees, representatives and advisors from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith, except to the extent that such losses, damages, claims, costs or expenses, directly or indirectly, resulted from or arose out of the gross negligence or willful misconduct of the Company or any of its Subsidiaries.
          (b) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments (provided that Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement, or otherwise so long as the terms are not less favorable to Merger Sub, with respect to conditionality or amount, than those in the Debt Financing Commitments as in effect on the date of this Agreement), including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitments, negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein (including the flex provisions) or on other terms acceptable to the Parent and not materially less favorable to Parent and Merger Sub and not in violation of this Section 5.11, (ii) satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control, (iii) consummate the Debt Financing on the Closing Date substantially concurrently with the Effective Time and (iv) enforce its rights under the Debt Commitment Letters. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, “Marketing Period” shall mean the first period of 15 consecutive Business Days after the Initiation Date (A) throughout and at the end of which (1) Parent and its Financing sources shall have the Required Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 6.01 and 6.02 (other than conditions that by their nature can only be satisfied at the Closing ) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period, (B) throughout and at the end of which the conditions set forth in Section 6.01(b) shall be satisfied, and (C) if such 15 consecutive Business Day period would otherwise end on or after August 4, 2007, but before September 3, 2007, the Marketing Period shall end on September 21, 2007; provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated. For purposes of this Agreement, “Initiation Date” shall mean the latest to occur of (A) the date Parent and its Financing sources have received from the Company the Required Information and (B) the first Business Day following the date on which the conditions set forth in Sections 6.01 and 6.02 have been satisfied (other than conditions that by their nature can only be satisfied at the Closing). If the condition set forth in Section 6.01(a) is the last of the conditions set forth in Article VI to be satisfied (other than conditions that by their nature can only be satisfied at the Closing), Parent shall use reasonable best efforts to market the Debt Financing in order to consummate the Closing within 6 days following the satisfaction of such condition.
          (c) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub may (i) at any time after the date of this Agreement with the Persons listed on Section 5.11(e) of the Parent Disclosure Letter, and (ii) at any time after the Solicitation Period End-Date with any other Person, enter discussions regarding, and may enter into arrangements and agreements relating to the financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (i) the aggregate amount of the Equity Financing is not reduced; (ii) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the Closing; (iii) the arrangements and agreements would not diminish or release the pre-Closing obligations of the parties to the Equity Commitment Letters, adversely affect the rights of Parent or Merger Sub to enforce their rights against the other parties to the Equity Commitment Letters, or otherwise constitute a waiver or reduction of Parent’s or Merger Sub’s rights under the Equity Commitment Letters.
     SECTION 5.12. Treatment of Certain Debt. (a) As soon as reasonably practicable after the receipt by the Company of a written request by Parent (and a reasonable period of time in advance of the anticipated Closing Date, as determined by Parent), the Company shall promptly commence (or, at Parent’s choice, assist Parent or its Affiliates in a third party commencement of) an offer to purchase and related consent solicitation with respect to all of the outstanding aggregate principal amount of the then outstanding Floating Rate Notes, 6.15% Notes and 6.50% Notes (together, the “Notes”) on the terms and conditions as are reasonably requested by Parent (including the related consent solicitation, collectively, the “Debt Tender Offer”) (and in any event so as to accommodate Parent’s financing with respect to the Merger and the other transactions provided for herein) and Parent shall assist the Company in connection therewith. Promptly following the expiration date (as such date may be extended from time to time) of the consent solicitation, assuming the requisite consents are received, the Company shall execute, and shall use reasonable best efforts to cause the Trustee (as defined below) to execute, a supplemental indenture to the Indenture, dated October 20, 2006 (the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), amending the terms and provisions of the Indenture as reasonably requested by Parent and reasonably satisfactory to the Company which supplemental indenture shall become effective upon its execution and which amendments shall become operative immediately upon the later of (i) acceptance for purchase of Notes properly tendered and not properly withdrawn in the Debt Tender Offer and (ii) the Effective Time. The Company shall provide, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer (including engagement of a dealer manager and a depository agent with respect thereto, in each case reasonably acceptable to Parent, and delivery of any Officer’s Certificates and Opinions of Counsel (unless counsel to the Parent is engaged as counsel to the Company for this purpose) (as such terms are defined in the Indenture) required under the Indenture. The closing of the Debt Tender Offer shall be conditioned on the occurrence of the Closing, and the parties shall use reasonable best efforts to cause the Debt Tender Offer to close on the Closing Date. Unless otherwise agreed by Parent, concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Company shall accept for purchase and purchase the Notes (including any premium thereon and any consent payments applicable thereto) properly tendered and not properly withdrawn in the Debt Tender Offer.
          (b) In the event Parent has determined in its sole discretion to discharge the Notes on the Closing Date, the Company shall cooperate with Parent in taking all actions necessary to effect a satisfaction and discharge of the Notes pursuant to Section 8.08 of the Indenture effective upon the Closing, and Parent shall cause the Surviving Corporation to (a) give notice to the Trustee pursuant to Section 3.01(b) of the Indenture, (b) mail a notice of redemption pursuant to Section 3.03 of the Indenture, (c) deposit in trust of all required funds or Government Securities (as defined in the Indenture) with respect to such satisfaction and discharge as set forth in Section 8.08 of the Indenture, (d) deliver to the Trustee the opinion of a nationally recognized firm of independent public accountants certifying that the amount of such funds or Government Securities is sufficient to satisfy the requirements of Section 8.08 of the Indenture, and (e) deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel in form and substance satisfactory to the Trustee as to satisfaction of all conditions precedent to such satisfaction and discharge and as to the other matters set forth in Section 8.08 of the Indenture for which an Officer’s Certificate or Opinion of Counsel is required. Parent shall indemnify and hold harmless the Company and its Subsidiaries, directors, officers, employees, representatives and advisors from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with their obligations pursuant to this Section 5.12 and any information utilized in connection therewith, except to the extent that such losses, damages, claims, costs or expenses, directly or indirectly, resulted from or arose out of the gross negligence or willful misconduct of the Company or any of its Subsidiaries. Upon the valid termination of this Agreement (other than in accordance with Section 7.01(f)), Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries, officers, employees, representatives and advisors in connection with their respective obligations pursuant to this Section 5.12.
     SECTION 5.13. Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.
     SECTION 5.14. Press Releases. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, however, that the restrictions set forth in this Section 5.14 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to and in compliance with Section 5.02.
     SECTION 5.15. Solvency Opinion. Parent shall use commercially reasonable efforts to retain a nationally recognized investment banking or valuation firm to render a solvency opinion of customary scope and substance as of the Closing to the Boards of Directors of the Company, Parent and Merger Sub; provided, that, for the avoidance of doubt, without limiting the representation contained in Section 4.07, failure to obtain such opinion despite using commercially reasonable efforts shall not result in the failure to satisfy the condition set forth in Section 6.3(b).
     SECTION 5.16. Letter of Credit. If required pursuant to the Separation Agreement, Parent and Merger Sub hereby agree to cause to be posted, if and when required, in favor of Avis Budget Group, Inc., Travelport Inc. and Wyndham Worldwide Corporation, a letter of credit in such amount as is required pursuant to the terms of the Separation Agreement and that otherwise meets the requirements of the Separation Agreement. In the event demand is made for such letter of credit prior to the Effective Time, the Company agrees that Parent and Merger Sub may assume the defense of such demand and negotiations regarding the amount and timing of delivery of the letter of credit and the Company shall cooperate with Parent and Merger Sub’s efforts in connection therewith; provided, that in connection therewith neither Parent nor Merger Sub shall enter into any binding agreements on behalf of the Company unless they are conditioned on the occurrence of the Closing.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
     SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Stockholder Vote.
          (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or any other transaction contemplated hereby. No Governmental Entity shall have filed any claim, action, suit, proceeding, arbitration, mediation or investigation seeking to enjoin, restrain or otherwise prohibit the transactions contemplated by this Agreement.
          (c) HSR Act and Foreign Antitrust Laws. Any waiting period under the HSR Act applicable to the Merger or any of the other transactions contemplated by this Agreement shall have expired or early termination thereof shall have been granted, and any pre-Closing approval or consent under Foreign Antitrust Laws applicable to the Merger shall have been granted.
     SECTION 6.02. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.02 (Capitalization) shall be true and correct in all respects (provided that for purposes of this Section 6.02(a) only, this representation shall be deemed satisfied if the aggregate number of Shares outstanding and underlying outstanding Options, RSUs, Deferred Unit Accounts or SARS set forth in Section 3.02 is inaccurate by no greater than 75,000 Shares (excluding any Options or SARS with exercise prices at or above $30.00 per Share and excluding Options and SARS identified in the last entry on Section 3.02(a) of the Disclosure Letter), the representations and warranties of the Company contained in Sections 3.01 (Organization and Qualification), 3.03 (Authority for this Agreement; Board Action), 3.08 (Brokers; Certain Expenses), 3.21 (State Takeover Statutes; Certificate of Incorporation) and 3.23 (Spin-Off Documentation; Transition Services Agreement) shall be true and correct in all material respects and the remaining representations and warranties of the Company set forth herein shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained therein), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case the truth and correctness of such representations and warranties shall be measured on and as of such earlier date).
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.
          (c) Regulatory Approvals. Each of Parent and Merger Sub shall have obtained any and all Insurance Approvals listed on Section 6.02(c) of the Disclosure Letter (which Insurance Approvals shall have been granted without the imposition of limitations, restrictions or conditions that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Parent or Merger Sub (or their affiliates) has obtained any pre-Closing approval or consent under Foreign Antitrust Laws applicable to the Merger shall have been granted, without limitation, restriction or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (after giving effect to the Merger and the other transactions contemplated by this Agreement).

          (d) Absence of a Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (e) Tax Opinion. The Tax Opinion shall be in effect in accordance with the Tax Sharing Agreement and shall not have been withdrawn or otherwise adversely modified.
          (f) Officers Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer certifying as to the matters set forth in Sections 6.02(a) and 6.02(b).
     SECTION 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any “materiality” qualifications contained therein), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby. in each case as of the date of this Agreement and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).
          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.
          (c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer certifying as to the matters set forth in Sections 6.03(a) and 6.03(b).
          (d) Texas Insurance Approval. Parent and Merger Sub shall have obtained approval from Texas Department of Insurance in accordance with Section 823.154 of the Texas Insurance Code with respect to the proposed change of control of Title Resources Guaranty Company, a Texas corporation.
ARTICLE VII
TERMINATION; AMENDMENT; WAIVER
     SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite Stockholder Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

          (a) by mutual written consent of the Company and Parent;
          (b) by either the Company or Parent if (i) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable or (ii) any Governmental Entity shall have finally and non-appealably declined to grant any of the approvals of any Governmental Entity the receipt of which is necessary to satisfy the condition set forth in Section 6.02(c); provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action in accordance with Section 5.06;
          (c) by either the Company or Parent, if the Merger shall not have been consummated on or before June 15, 2007, as extended to the end of the Marketing Period, if the Marketing Period has commenced and such end of the Marketing Period would be later (such date, as extended pursuant to this Section 7.01(c), the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement; provided, however, that if all of the conditions to the Closing set forth in Article VI shall be satisfied on or prior to June 15, 2007 (other than conditions with respect to actions the respective parties will take at the Closing itself, provided that such conditions are capable of being satisfied) other than those set forth in Section 6.01(c) or 6.02(c), then the Outside Date shall automatically be extended until August 15, 2007, as extended to the end of the Marketing Period, if the Marketing Period has commenced and such end of the Marketing Period would be later;
          (d) by either the Company or Parent, if the Special Meeting shall have been convened and a vote with respect to the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement shall have been taken thereat and the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the Requisite Stockholder Vote shall not have been obtained;
          (e) by the Company, if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or as of any subsequent date (as if made on such date), would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.03(a) or 6.03(b), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

          (f) by Parent, if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of the Company (except the covenants and agreements in Sections 5.02 and 5.04), which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or as of any subsequent date (as if made on such date), would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.02(a), 6.02(b) or 6.02(c), as the case may be, and which is not cured within the earlier of the Outside Date and 30 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;
          (g) by Parent if (i) a Change of Board Recommendation shall have occurred, (ii) the Company or its Board of Directors (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (iii) within 48 hours of a request by Parent (which request shall not be made on more than three occasions) for the Company to reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company, the Company fails to issue a press release that reaffirms the Company Board Recommendation, (iv) the Company shall have intentionally or materially breached any of its obligations under Section 5.02 or 5.04, (v) the Company shall have failed to include in the Proxy Statement distributed to stockholders the Company Board Recommendation, or (vi) the Company or its Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing;
          (h) by Parent if, since the date of this Agreement there shall have been a Material Adverse Effect that cannot be cured by the Outside Date;
          (i) by the Company at any time prior to receipt of the Requisite Stockholder Approval, in accordance with and subject to the terms and conditions of, Section 5.02(e)(y); provided that the Company shall substantially concurrently with such termination enter into the Alternative Acquisition Agreement; or
          (j) by the Company, if all of the conditions set forth in Sections 6.01 and 6.02(a)-(e) have been satisfied and Parent has failed to consummate the Merger no later than 3 calendar days after the final day of the Marketing Period.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h), (i) or (j) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.05, specifying the provision or provisions hereof pursuant to which such termination is effected.
     SECTION 7.02. Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of

Sections 5.03(b), 7.02, 7.03, 7.04, 7.05, 7.06 and Article VIII and the cost reimbursement and indemnity provisions of Sections 5.11 and 5.12, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, except as set forth in Section 7.04, no Party shall be relieved or released from any liabilities or damages for any willful and material breach hereof.
     SECTION 7.03. Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses.
          (b) Notwithstanding the foregoing;
          (i) if (I)(A) either Parent or the Company terminates this Agreement pursuant to Section 7.01(d), and, at any time after the date of this Agreement, an Acquisition Proposal shall have been publicly disclosed and not publicly withdrawn, (B) Parent terminates this Agreement pursuant to Section 7.01(f) and, at any time after the date of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or the Board of Directors (or a committee thereof) of the Company and not publicly withdrawn, or (C) Parent or the Company terminates this Agreement pursuant to Section 7.01(c) and, at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or the Board of Directors of the Company (or a committee thereof) and not publicly withdrawn, and (II) within 12 months after this termination, the Company enters into an agreement in respect of any Acquisition Proposal or a transaction in respect of an Acquisition Proposal is consummated, then the Company shall pay to Parent the Superior Transaction Fee (minus any amount of Expenses previously paid in accordance with Section 7.03(b)(iv) below), by wire transfer of same day funds, on the date of entry into the agreement in respect of the Acquisition Proposal, or, if earlier, consummation of the transaction in respect of the Acquisition Proposal, as applicable; provided that for purposes of this Section 7.03(b)(i), (x) the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02(i), except that the references to “15%” shall be deemed to be references to 50%.
          (ii) If (I) the Company terminates this Agreement pursuant to Section 7.01(e) (due to a material breach by Parent) and at such time there is no state of facts or circumstances (other than those arising out of or resulting from Parent’s material breach) that would reasonably be expected to cause the conditions set forth in Sections 6.01 or 6.02 not to be satisfied on the Outside Date assuming the Closing were scheduled on the Outside Date or (II) (A) if the Company or Parent terminates this Agreement pursuant to Section 7.01(c) or the Company terminates this Agreement pursuant to Section 7.01(j); and (B) at the time of such termination, the conditions set forth in Sections 6.01 and 6.02 (other than Section 6.02(f)) have been satisfied but Parent shall have failed to consummate the Merger, then Parent shall pay the Parent Breakup Fee to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two Business Days following such termination), payable by wire transfer of same day funds.
          (iii) if (A) Parent terminates this Agreement pursuant to Section 7.01(g) or (B) the Company terminates this Agreement pursuant to Section 7.01(i), then the Company shall pay to Parent either simultaneously with (in the case of termination by the Company pursuant to subclause (B) of this Section 7.03(b)(iii)) or within two Business Days after (in the case of termination by Parent pursuant to subclause (A) of this Section 7.03(b)(iii)) such termination, the Superior Transaction Fee (provided, that if such termination is pursuant to clause (B) above and such termination occurs prior to the Solicitation Period End-Date then such payment shall instead be in the amount of the Breakup Fee).
          (iv) If this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(d) or by Parent pursuant to Section 7.01(f), then the Company shall pay to Parent an amount equal to the lesser of (A) the sum of Parent’s and Merger Sub’s reasonably documented Expenses and (B) $30 million (thirty million dollars) by wire transfer of same day funds, within two (2) Business Days of such termination; provided that the payment by the Company of such Expenses pursuant to this Section 7.03(b)(iv) shall not relieve the Company of any obligation to pay the Breakup Fee or the Superior Transaction Fee, if applicable, pursuant to Section 7.03(b)(i).
          (c) “Breakup Fee” means an amount in cash equal to $99,334,500, which Breakup Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account or accounts designated by the recipient.
          (d) “Superior Transaction Fee” means an amount in cash equal to $215,224,750, which Superior Transaction Fee shall be paid (when due and owing) by the Company to Parent by wire transfer of immediately available funds to the account or accounts designated by Parent.
          (e) “Parent Breakup Fee” means an amount in cash equal to $215,224,750, which Parent Breakup Fee shall be paid by Parent to the Company by wire transfer of immediately available funds to the account or accounts designated by the Company.
          (f) “Expenses” means all out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) actually incurred or payable by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.
          (g) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Breakup Fee or Superior Transaction Fee or Expenses when due or Parent or Merger Sub shall fail to pay the Breakup Fee when due, the Company or Merger Sub and Parent, as the case may be, shall reimburse the other party for all reasonable Expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 7.03. The parties hereto agree and understand that in no event shall (i) Parent be required to pay the Parent Breakup Fee on more than one occasion or (ii) the Company be required to pay (A) either the Breakup Fee or the Superior Transaction Fee on more than one occasion or (B) both the Breakup Fee and the Superior Transaction Fee.
     SECTION 7.04. Maximum Recovery. Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Sub fail to effect the Closing, then the Company’s sole and exclusive remedy against Parent, Merger Sub, the Guarantor and any of their respective former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the “Parent Parties”) for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Parent Breakup Fee, in each case only to the extent provided by Section 7.03 or the guarantee thereof pursuant to the Guarantee; and upon payment of such amount, no Person shall have any rights or claims against any of the Parent Parties under this Agreement, the Guaranty or the Equity Financing Commitments, whether at law or equity, in contract, in tort or otherwise, and none of the Parent Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.
     SECTION 7.05. Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.
     SECTION 7.06. Extension; Waiver; Remedies. (a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
          (b) The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE VIII
MISCELLANEOUS
     SECTION 8.01. Representations and Warranties. The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time. Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until fully performed.
     SECTION 8.02. Entire Agreement; Assignment. This Agreement, together with the Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the Guarantee constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties; provided that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent so long as such assignment does not delay or impede the consummation of the transactions contemplated hereby, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder. Notwithstanding anything in this Agreement or in other agreement ancillary hereto (including the Confidentiality Agreement) to the contrary, Parent may engage in customary syndication with respect to a portion of its Equity Financing Commitments (i) from and after the date of this Agreement to the parties listed on 5.11(c) of the Parent Disclosure Letter hereto and (ii) from and after the Solicitation Period End-Date to the parties set forth on Section 5.11(c) of the Parent Disclosure Letter or to one or more other parties.
     SECTION 8.03. Jurisdiction; Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware chancery or federal court located in the City of Wilmington in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Delaware chancery or federal courts located in the City of Wilmington, and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     SECTION 8.04. Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law; but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     SECTION 8.05. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:
     if to Parent or Merger Sub:
c/o Apollo Management, L.P.
9 West 57th Street, 43rd Floor
New York, New York 10019
Attention: Marc E. Becker
Facsimile: 212.515.3267
     with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Steven A. Cohen, Esq.
                    Igor Kirman, Esq.
Facsimile: 212.403.2000
     if to the Company:
Realogy Corporation
One Campus Drive
Parsippany, New Jersey 07054
Attention: C. Patteson Cardwell, IV, Esq.
                    Executive Vice President and General Counsel
Facsimile: 973.407.1127
     with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: David Fox, Esq.
                    Thomas W. Greenberg, Esq.
Facsimile: 212.735.2000
or to such other address as the Person to whom notice is given may from time to time furnish to the others in writing in the manner set forth above.

     SECTION 8.06. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to choice of law principles thereof that would result in the application of the Laws of another jurisdiction).
     SECTION 8.07. Descriptive Headings. The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     SECTION 8.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including Section 5.08, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.07 and Section 7.04 (each of which provisions is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).
     SECTION 8.09. Rules of Construction. The parties to this Agreement have each been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
     SECTION 8.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.
     SECTION 8.11. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          (a) “6.15% Notes” means the 6.15% Senior Notes due 2011, issued by the Company pursuant to the Indenture dated as of October 20, 2006, between the Company, as Issuer, and Wells Fargo Bank, National Association, as Trustee;
          (b) “6.50% Notes” means the 6.50% Senior Notes due 2016, issued by the Company pursuant to the Indenture dated as of October 20, 2006, between the Company, as Issuer, and Wells Fargo Bank, National Association, as Trustee;
          (c) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are in the aggregate no less favorable to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain provisions limiting the ability of the party thereto to have discussions or share information with, or enter into agreements, understandings or arrangements with potential sources of debt or equity financing or co-bidders.
          (d) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

          (e) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;
          (f) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;
          (g) “Bylaws” shall mean the Bylaws of the Company, as amended through the date of this Agreement;
          (h) “Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation as in effect as of the date of this Agreement, including any amendments;
          (i) “Company Joint Venture” shall mean any Person in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other Person performing similar functions but in which the Company has rights with respect to the management of such Person.
          (j) “Company SEC Reports” shall mean all filings made by the Company with the SEC, including those that the Company may file after the date of this Agreement until the Closing Date;
          (k) “Confidentiality Agreement” means the confidentiality agreement, dated as of November 4, 2006 (as amended through the date of this Agreement), by and between the Company and Apollo Management, VI L.P.;
          (l) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA (as defined in Section 4.15(a)(ii)), (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA and (v) under corresponding or similar provisions of foreign laws or regulations;
          (m) “Floating Rate Notes” means the Floating Rate Senior Notes due 2009, issued by the Company pursuant to the Indenture dated as of October 20, 2006, between the Company, as Issuer, and Wells Fargo Bank, National Association, as Trustee;
          (n) “GAAP” shall mean United States generally accepted accounting principles;
          (o) “hereby,” “herein,” “hereinafter” and similar terms shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement;
          (p) “including” shall be deemed to be followed by the phrase “without limitation”;

          (q) “Insurance Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued or issuable by any Insurance Authority or under any Insurance Law which are necessary or advisable to permit the parties hereto to consummate the transactions contemplated by this Agreement or to permit Parent to own and operate the Company.
          (r) “Insurance Authorities” means any Governmental Entity with regulatory control or jurisdiction over the conduct of insurance;
          (s) “Insurance Laws” means any Law governing or relating to insurance;
          (t) “knowledge” of the Company means actual knowledge of any senior executive officer of the Company;
          (u) “Liens” means any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title defects of any kind or nature;
          (v) “Majority of the Parties” has the meaning given to such term in the Tax Sharing Agreement;
          (w) “Material Adverse Effect” shall mean (i) a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, results of operations or financial condition (including assets and liabilities) of the Company and its Subsidiaries taken as a whole; provided, however, that, Material Adverse Effect shall not be deemed to include any event, change, effect, development, condition or occurrence to the extent resulting from (A) changes in general economic conditions (including those affecting the financial, banking, currency, interest rates or capital markets); (B) conditions generally affecting any of the industries or markets in which the Company and its Subsidiaries operate; (C) acts of terrorism or war, including the engagement by the United States of America or any other country in hostilities, and whether or not pursuant to the declaration of a national emergency or war, or any earthquakes, hurricanes or other natural disasters; (D) any actions taken, or failures to take action in each case, to which Parent has expressly consented in writing following the date of this Agreement; (E) any of the matters listed on Section 8.11(w) of the Disclosure Letter; or (F) the announcement of this Agreement or the transactions contemplated hereby (it being understood for the avoidance of doubt that this clause (F) shall not apply with respect to the representation in Section 3.04 hereof); provided further that such matters in the case of Clauses (A), (B) and (C) shall be taken into account in determining a Material Adverse Effect to the extent of any disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries and geographic markets as the Company and its Subsidiaries or (ii) any event, change, effect, development, condition or occurrence that materially adversely affects the ability of the Company to timely perform its obligations under and consummate the transactions contemplated by this Agreement;

          (x) “Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; or (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law made in the ordinary course and on a basis consistent with past practice; (iv) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; and (v) defects or imperfections of title, easements, covenants, rights of way, restrictions and any other charges or encumbrances that do not impair, and could not reasonably be expected to impair, in any material respect, the value, marketability or continued use of the property of the Company;
          (y) “Person” shall have a broad meaning and shall include any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization;
          (z) “Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of the Company or any of its Subsidiaries or to any beneficiary or dependant thereof;
          (aa) “Predecessor Company” shall mean (i) the business of the Company, as conducted by Cendant Corporation, a Delaware corporation (now known as Avis Budget Group, Inc.) (the “Former Parent”) or (ii) the business of the Former Parent (except as described under clause (i) of this definition) to the extent the Company is responsible for any liabilities of such business pursuant to the Spin-Off Documents;
          (bb) “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries;
          (cc) “Solicitation Period End-Date” means 11:59 p.m. (EST) on the date that is 45 days after the date of this Agreement, provided, however, that the Solicitation

Period End-Date shall be extended by the number of days from and including the date of this Agreement and ending on and including January 1, 2007.
          (dd) “Solvent” with regard to any Person, means that (i) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, and unliquidated liabilities; (ii) such Person has sufficient capital with which to conduct its business; and (iii) such Person has not incurred debts beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.
          (ee) “Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed for the purpose of, among other things, evaluating and making a recommendation to the full Board of Directors of the Company with respect to this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee.
          (ff) “Spin-Off Documents” means the Separation and Distribution Agreement, by and among Former Parent, the Company, Travelport Inc. and Wyndham Worldwide Corporation, dated as of July 27, 2006 (the “Separation Agreement”), and the Tax Sharing Agreement, by and among Former Parent, the Company, Wyndham Worldwide Corporation, and Travelport Inc., dated as of July 28, 2006 (the “Tax Sharing Agreement”);
          (gg) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity;
          (hh) “Tax Opinion” means the Unqualified Tax Opinion (as defined in the Tax Sharing Agreement) provided for in the proviso to Section 5.3 of the Tax Sharing Agreement; and
          (ii) “Transition Services Agreement” means the Transition Services Agreement, by and among, Former Parent, the Company, Travelport Inc. and Wyndham Worldwide Corporation, dated as of July 27, 2006.
[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

DOMUS HOLDINGS CORP.

By:	/s/ Ali Rashid
Name: Ali Rashid
Title: Vice President

DOMUS ACQUISITION CORP.

By:	/s/ Ali Rashid
Name: Ali Rashid
Title: Vice President

REALOGY CORPORATION

By:	/s/ C. Patteson Cardwell, IV
Name: C. Patteson Cardwell, IV
Title: Executive Vice President General Counsel and Secretary

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